UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MANITEX INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

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April 21, 2017

Dear Manitex International, Inc. Stockholder:

You are cordially invited to attend the 2017 annual meeting of stockholders of Manitex International, Inc., which will be held on Thursday, June 1, 2017 at 11:00 a.m. (Central Daylight Time) at our offices at 9725 Industrial Drive, Bridgeview, Illinois 60455 and thereafter as it may be adjourned from time to time.

At this year’s annual meeting, you will be asked to:

1.	Elect six (6) directors of the Company to hold office for one year or until their successors are duly elected and qualified;

2.	Ratify the appointment of UHY LLP as our Independent Registered Public Accounting Firm for fiscal 2017;

3.	Consider an advisory vote on the compensation of the Company’s named executive officers; and

4.	Transact such other business as may properly come before the meeting or any adjournments thereof.

Details of the matters to be considered at the meeting are contained in the attached notice of annual meeting and proxy statement, which we urge you to consider carefully.

As a stockholder, your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return your proxy card promptly in the enclosed envelope which requires no postage if mailed in the United States. Alternatively, you may vote through the internet at www.proxyvote.com or by telephone at 1-800-690-6903. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy card provided that you are a stockholder of record or have a legal proxy from the bank or broker that holds the shares.

Thank you for your cooperation, continued support and interest in Manitex International, Inc.

Sincerely,

/s/ DAVID H. GRANSEE
David H. Gransee
Secretary

MANITEX INTERNATIONAL, INC.

9725 Industrial Drive

Bridgeview, Illinois 60455

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 1, 2017

11:00 a.m. (Central Daylight Time)

Notice is hereby given that the Annual Meeting of Stockholders of Manitex International, Inc. will be held at our offices located at 9725 Industrial Drive, Bridgeview, Illinois 60455 on Thursday, June 1, 2017 at 11:00 a.m. (Central Daylight Time) to consider and vote upon:

1.	To elect six (6) Directors to serve for one year terms expiring at the Annual Meeting of Stockholders to be held in 2018 or until their successors have been duly elected and qualified;

2.	To consider and act upon a proposal to ratify the appointment of UHY LLP as our Independent Registered Public Accounting Firm for fiscal 2017;

3.	To consider an advisory vote on the compensation of the Company’s named executive officers; and

4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on April 7, 2017 as the record date for determination of the Stockholders entitled to notice of, and to vote at, the Annual Meeting. To assure that your shares will be represented at the Annual Meeting, please either (1) mark, sign, date and promptly return the accompanying Proxy in the enclosed envelope, (2) vote utilizing the automated telephone feature described in the Proxy, or (3) vote over the internet pursuant to the instructions set forth on the Proxy. You may revoke your Proxy at any time before it is voted provided that you are stockholder of record or have in your possession a legal proxy from the bank or broker that holds the shares of record.

Stockholders are cordially invited to attend the meeting in person. Please indicate on the enclosed Proxy whether you plan to attend the meeting. Stockholders may vote in person if they attend the meeting even though they have executed and returned a Proxy. To obtain directions to be able to attend the meeting and vote in person, please contact David Gransee at the address set forth above.

By Order of the Board of Directors,

/s/ DAVID H. GRANSEE
David H. Gransee
Secretary

Dated: April 21, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 1, 2017.

The Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders and the Company’s

Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at https://www.proxydocs.com/MNTX.

MANITEX INTERNATIONAL, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

INTRODUCTION

This Proxy Statement is furnished by the Board of Directors of Manitex International, Inc., a Michigan corporation (the “Company” or “Manitex”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on June 1, 2017 and at any adjournments thereof. The Annual Meeting has been called to consider and vote upon (1) the election of six Directors, (2) the ratification of the appointment of UHY LLP as our Independent Registered Public Accounting Firm for fiscal 2017, (3) to consider and act upon advisory approval of the compensation of our named executive officers, and (4) such other business as may properly come before the Annual Meeting or any adjournment(s) thereof. This Proxy Statement and the accompanying Proxy are being sent to Stockholders on or about April 21, 2017.

Persons Making the Solicitation

The enclosed Proxy is solicited on behalf of our Board of Directors. The original solicitation will be by mail. Following the original solicitation, the Board of Directors expects that certain individual Stockholders will be further solicited through telephone or other oral communications from the Board of Directors. The Board of Directors does not intend to use specially engaged employees or paid solicitors. The Board of Directors intends to solicit Proxies for shares which are held of record by brokers, dealers, banks or voting trustees, or their nominees, and may pay the reasonable expenses of such record holders for completing the mailing of solicitation materials to persons for whom they hold shares. All solicitation expenses will be borne by the Company.

Terms of the Proxy

The enclosed Proxy indicates the matters to be acted upon at the Annual Meeting and provides boxes to be marked to indicate the manner in which the Stockholder’s shares are to be voted with respect to such matters. By appropriately marking the boxes, a Stockholder may specify whether the proxy holder shall vote for or against or shall be without authority to vote the shares represented by the Proxy. The Proxy also confers upon the proxy holder discretionary voting authority with respect to such other business as may properly come before the Annual Meeting.

If the Proxy is executed properly and is received by the proxy holder prior to the Annual Meeting, the shares represented by the Proxy will be voted.

Abstentions or “withhold” votes, as applicable, are not counted as voting under applicable state law and our bylaws and accordingly, will not have an effect on any proposal. Broker non-votes will similarly have no effect on any proposal. If your shares are held in “street name” through a broker, bank or other nominee and you do not provide voting instructions, your broker, bank or other nominee may vote your shares on your behalf under certain circumstances.

On certain “routine” matters, such as the ratification of the selection of the independent registered public accounting firm, brokerage firms may vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the annual meeting and in determining the number of shares voted “For” or “Against” the routine matter.

On “non-routine” matters, if the brokerage firm has not received instructions from the stockholder, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

Proposal 2 (ratification of the appointment of the independent registered public accounting firm) is a matter that the Company believes will be designated “routine.” A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with such proposals. However, Proposal 1 (election of directors), Proposal 3 (advisory vote on the compensation of our named executive officers) are each matters that the Company believes will be considered “non-routine.” Accordingly, a broker or other nominee cannot vote without instructions on such non-routine matters.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the annual meeting.

Due to stock market rules, your broker will NOT be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We therefore strongly encourage you to submit your Proxy and exercise your right to vote as a Stockholder.

A Proxy may be revoked at any time prior to its exercise by giving written notice of the revocation thereof to David H. Gransee, Secretary, 9725 Industrial Drive, Bridgeview, Illinois 60455, by attending the meeting and electing to vote in person, or by properly submitting a duly executed Proxy bearing a later date. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, however, you will not be able to vote your shares at the meeting.

VOTING RIGHTS AND REQUIREMENTS

Voting Securities

The securities entitled to vote at the Annual Meeting consist of all of our outstanding shares of common stock, no par value per share (“Common Stock”). The close of business on April 7, 2017 has been fixed by our Board of Directors as the record date. Only Stockholders of record as of the record date may vote at the Annual Meeting. As of April 7, 2017, there were approximately 16,552,186 outstanding shares of Common Stock entitled to vote at the Annual Meeting. Each Stockholder will be entitled to one vote on each matter considered at the Annual Meeting for each outstanding share of Common Stock owned by such Stockholder as of the record date.

Quorum

The presence at the Annual Meeting of the holders of record of a number of shares of Common Stock and Proxies representing the right to vote shares of the Common Stock in excess of one-half of the number of shares of the Common Stock outstanding and entitled to vote as of the record date (16,552,186 shares) will constitute a quorum for transacting business.

Votes needed for Passage of Proposals

The following voting standards apply for the proposals presented at the Annual Meeting:

•	The director nominees receiving a plurality of the votes cast will be elected.

•	The ratification of the appointment of UHY LLP as the Company’s independent registered public accounting firm for fiscal 2017 (Proposal 2), the approval, by an advisory vote, of executive compensation (Proposal 3), each requires the affirmative vote of a majority of the votes cast at the meeting.

Abstentions or “withhold” votes, as applicable, are not counted as voting under applicable state law and our bylaws and accordingly, will not have an effect on any proposal. Broker non-votes will similarly have no effect on any proposal.

Although the advisory vote on Proposal 3 is non-binding, as provided by law, our board will review the results of the vote and will take them into account in making a determination concerning executive compensation.

PRINCIPAL STOCKHOLDERS

The following table sets forth with respect to the beneficial ownership of our Common Stock by: (i) each person known by us to beneficially own more than 5% of our Common Stock; (ii) each Director and nominee for Director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all of our executive officers and Directors as a group. Except as otherwise indicated, each Stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Common Stock Beneficially Owned(2)
5% Stockholders
Rutabaga Capital Management(3)	1,409,041	8.51%
Terex Corporation(4)	1,138,581	6.88%
Wellington Group Holdings LLP(5)	950,956	5.75%
Named Executive Officers and Directors
David J. Langevin	866,517	5.24%
Andrew M. Rooke(6)	60,963	*
Lubomir T. Litchev(7)	91,498	*
David H. Gransee	46,073	*
Ronald M. Clark	34,228	*
Robert S. Gigliotti	59,661	*
Frederick B. Knox	17,228	*
Marvin B. Rosenberg	49,061	*
Stephen J. Tober	43,716	*

All Directors and Officers as a Group (7 persons)	1,116,484	6.8%

*	Less than 1%
(1)	Unless noted otherwise, the business address of each beneficial owner is 9725 Industrial Drive, Bridgeview, Illinois 60455.
(2)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of Common Stock subject to options held by that person that will become exercisable within sixty (60) days of April 1, 2017 is deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. These percentages were calculated using the 16,552,186 shares of Common Stock outstanding on April 1, 2017.

(3)

Based solely on a Schedule 13G filed with the SEC on February 15, 2017. Rutabaga Capital Management (“Rutabaga”) is the beneficial owner of 1,409,041 shares of our Common Stock. Rutabaga has the sole power to vote or to direct the vote of 977,850 shares of our Common Stock, shared power to vote or direct the vote of 431,191 shares of our Common Stock and the sole power to dispose or to direct the disposition of 1,409,041 shares of our Common Stock. The business address of Rutabaga is 64 Broad Street, 3rd Floor, Boston, MA 02109.

(4)

Terex Corporation (“Terex”) filed a Schedule 13G with the SEC on January 7, 2015, which indicates that Terex is the beneficial owner of 1,108,156 shares of our Common Stock. Terex indicated in the 13G that it has the sole power to vote or to direct the vote of 1,108,156 shares of our Common Stock and the sole power to dispose or to direct the disposition of 1,108,156 shares of our Common Stock.

An additional 30,425 shares of our common stock were delivered to Terex on March 1, 2016 and has been added to the number of shares shown as beneficially owned per the Schedule 13G dated January 7, 2015. The Company believes that Terex has the sole power to vote or to direct the vote of the additional 30,425 shares of our Common Stock and the sole power to dispose or to direct the disposition of the additional 30,425 shares of our Common Stock. The business address of Terex is 200 Nyala Farm Road, Westport, Connecticut 06880.

(5)

Based solely on a Schedule 13G filed with the SEC on February 9, 2017. Wellington Trust Company, NA (“Wellington”) is the beneficial owner of 950,956 shares of our Common Stock. Wellington has the sole power to vote or to direct the vote of 950,956 shares of our Common Stock and the sole power to dispose or to direct the disposition of 950,956 shares of our Common Stock. The business address of Wellington Trust Company, NA is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210.

(6)

Includes 23,873 shares that are pledged as security. Mr. Rooke ceased to be an executive officer of the Company as of December, 14, 2016, when he was appointed as the Chief Executive Officer of A.S.V., LLC, the Company’s joint venture with Terex Corporation.

(7)	Mr. Litchev retired as an executive officer of the Company as of December 31, 2016.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2016, regarding the compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Stockholders	342,004	(1)	n.a.	(2)	388,149	(3)

(1)	Represents outstanding restricted stock units issued under the Company’s Second Amended and Restated 2004 Equity Incentive Plan.
(2)	Outstanding restricted stock units reflected in column (a) vest based on award recipient’s continuous service with the Company and accordingly no exercise price is shown in column (b).
(3)	Represents shares available for issuance under our Second Amended and Restated 2004 Equity Incentive Plan.

MATTERS TO BE ACTED UPON

PROPOSAL 1: ELECTION OF DIRECTORS

Directors

The nominees for the Board of Directors are set forth below. Our bylaws provide for the annual election of Directors and grant the Board the power to set the number of Directors at no less than one (1) and no more than six (6). The size of our Board is currently set at six (6) Directors and each Director position will be filled by election at the Annual Meeting to be held on June 1, 2017.

Six (6) persons have been nominated by the Board of Directors to serve as Directors until the 2018 Annual Meeting of Stockholders. The Board of Directors recommends that each nominee, Ronald M. Clark, Robert S. Gigliotti, Frederick B. Knox, David J. Langevin, Marvin B. Rosenberg and Stephen J. Tober, be elected to serve until the 2018 Annual Meeting of Stockholders. Information on the background and qualification of the nominees is set forth below.

The Board knows of no reason why any nominee for Director would be unable to serve as a Director. In the event that any of them should become unavailable prior to the Annual Meeting, the Proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of Directors may be reduced accordingly. In no event will the Proxies be voted for more than six (6) persons.

Vote Required

The favorable vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting is required for the election of each nominee for Director. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

NOMINEES FOR DIRECTOR

Nominees to Serve Until the 2018 Annual Meeting

Name	Age	Director Since	Positions Held
Ronald M. Clark	69	2010	Director
Robert S. Gigliotti	68	2004	Director
Frederick B. Knox	76	2013	Director
David J. Langevin	66	2006	Director, Chairman, Chief Executive Officer and President
Marvin B. Rosenberg	76	2006	Director
Stephen J. Tober	52	2007	Director

The following is information about the experience and attributes of the nominees for Director. The experience and attributes described below illustrate the reasons that these individuals were nominated for re-election to the Board.

Ronald M. Clark, Age 69, joined our Board of Directors in 2010. In 2013, Mr. Clark was elected to the Board of Directors of Allianz Life Insurance Company of New York. Mr. Clark was the Chief Investment Officer of Allianz of America, Inc. from 2000 until he retired on December 31, 2011. From 1990 until 2000, Mr. Clark was the Chief Operating Officer for Allianz of America, Inc. In 2014 Mr. Clark was elected to the Boards of Directors of Allianz Life Insurance Company of North America and Fireman’s Fund Insurance Company. In January 2015, Mr. Clark was elected to the Board of Directors of San Francisco Reinsurance Company.

Mr. Clark has both a Bachelor of Science in Industrial Engineering and a Master of Business Administration in Finance and Real Estate from the University of Wisconsin. Mr. Clark is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: capital markets, strategy development, mergers and acquisitions, operations, and executive compensation.

Robert S. Gigliotti, CPA, CGMA(Certified Global Management Accountant), Age 68, joined our Board of Directors in 2004. Mr. Gigliotti was previously a tax and business development partner with Rehmann, a CPA and business consulting firm. Mr. Gigliotti retired on December 31, 2014 but continues to provide services to Rehmann as a consultant. Prior to its merger with Rehmann in 2005, Mr. Gigliotti was Managing Partner for the firm of Perrin Fordree & Company, P.C. in Troy, Michigan. Mr. Gigliotti was granted his Certified Public Accountant’s license in 1972 and joined the firm of Perrin, Fordree & Company, P.C. in 1976 after six years in the tax department of the Detroit office of Arthur Andersen & Company. His specialties include estate and financial planning, mergers and acquisitions, and corporate taxation. Mr. Gigliotti has a Bachelor Degree in Business from Alma College. He is a life member of both the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants. Mr. Gigliotti is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Manitex business knowledge, knowledge of Manitex’s industry and market, accounting and finance, tax, merger and acquisitions and executive compensation.

Frederick B. Knox, Age 76, joined our Board of Directors in September 2013. Mr. Knox has managed, operated and led numerous merger and acquisitions in large scrap and other metal business. Currently, Mr. Knox provides consulting services to the scrap industry. From 2008 until April 1, 2015, Mr. Knox served as a Vice President and Chief Operating Officer of Mercer Company/Scholz . Mr. Knox was one of the original founders of Mercer Company, a company that was formed in 1986. Mr. Knox was a Vice President of the Mercer Company from its inception and also became its Chief Operating Officer in 1994. Mr. Knox held the position of Vice President and Chief Operating Office for the Mercer Company until the Company was sold in 2008. Earlier in his career, Mr. Knox held various positions at Warren Scrap, Whittaker Corp., Rainbow Metals and Blaw Knox Corporation. Mr. Knox has his Bachelor of Sciences degree in Metallurgical Engineering from The Ohio State University. Mr. Knox is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: strategy development, mergers and acquisitions, and operations.

David J. Langevin, Age 66, has been the Chairman of our Board of Directors and our Chief Executive Officer since July 2006. On December 14, 2016, he was also appointed to be President of the Company. Mr. Langevin was the Chairman and Chief Executive Officer of Manitex, Inc., a leading provider of engineered lift solutions (and one of our subsidiaries), from 2003 until joining our company. Mr. Langevin has a Bachelor of Science from Illinois State University and a Master of Business Administration from DePaul University. In addition to his industry experience and expertise, Mr. Langevin is being re-nominated as a Director because it is the Company’s traditional practice to have its Chief Executive Officer serve as a member of the Board.

Marvin B. Rosenberg, Age 76, joined our Board of Directors in 2006. Mr. Rosenberg was previously Senior Vice President, General Counsel and a Director of Terex Corporation, a publicly-traded company principally engaged in the manufacture and sale of heavy equipment. Mr. Rosenberg retired from Terex Corporation in 1997 and retired from its Board of Directors in 2002. He was also a Director of Fruehauf Trailer Corporation from 1992 to 1996. Mr. Rosenberg holds a Bachelor of Science degree from the State University of New York at Stony Brook and a Juris Doctor degree from New York University School of Law. Mr. Rosenberg is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Manitex business knowledge, knowledge of Manitex’s industry and market, manufacturing, distribution, mergers and acquisitions, and executive compensation.

Stephen J. Tober, Age 52, joined our Board of Directors in 2007. Since April 2012, Mr. Tober has served as President and Chief Executive Officer of Career Step, LLC, an online school offering career focused education and corporate training. From April 2009 to March 2012, Mr. Tober was the Chief Executive Officer of American InterContinental University and President of AIU Online, a Career Education Corporation school. From October 2008 until April 2009, Mr. Tober served as Chief Operating Officer of American InterContinental University. From April 2007 until September 2008, Mr. Tober served as the Managing Director and head of the Corporate and Business Services Group of ThinkEquity Partners, LLC, and a boutique institutional investment firm. Mr. Tober has a Bachelor of Arts from Amherst College and a Juris Doctor from the University of Virginia School of Law. Mr. Tober is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Manitex business knowledge, knowledge of Manitex’s industry and market, finance and capital markets, operations management, mergers and acquisitions, strategy development, and executive compensation.

Executive Officer of the Company who is not also a Director

David H. Gransee, Age 65, has served as our Vice President, Chief Financial Officer, Treasurer, and Secretary since 2006. Prior to joining the Company, Mr. Gransee was the Controller and Assistant Secretary of Eon Labs, Inc., a publicly-traded pharmaceutical company with revenue in excess of $400 million, since its inception in 1992. During his time at Eon Labs, Inc., Mr. Gransee served as its Chief Accounting Officer and his areas of responsibility included financial reporting, internal analysis and budgeting, and insurance and risk management. Mr. Gransee received his Bachelor of Science degree in Accounting from DePaul University.

Board Leadership Structure and Role in Risk Oversight

Mr. Langevin serves as both the Chairman of our Board of Directors and the Chief Executive Officer and President of our company. We have determined that this leadership structure is appropriate because:

•	It promotes unified leadership and direction for our company;

•	It allows for a single, clear focus for management to execute our company’s strategic initiatives and business plans;

•

The Chief Executive Officer and President is in the best position to chair Board meetings and to ensure that the key business issues and risks facing our company are brought to the Board’s attention; and

•	We believe that we can more effectively execute our strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team.

We do not currently have a lead independent director.

Risk Oversight

Our Board of Directors has oversight responsibility for the Company’s risk management process. The Board administers its oversight function through its committees, but retains responsibility for general oversight of risks. The committee chairs are responsible for reporting findings regarding material risk exposure to the Board as quickly as possible. The Board has delegated to the Audit Committee oversight responsibility to review our major financial risk exposures and management’s financial risk management process, including the policies and guidelines used by management to identify, assess and manage the Company’s exposure to financial risk. Our Committee on Directors and Board Governance monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board of Directors Meetings and Committees

The Board of Directors manages and directs the management of the business of our company. During the fiscal year ended December 31, 2016, there were four meetings of the Board of Directors. Five of the Directors participated at all four meeting held in 2016. One Director participated in all but one of the meetings held during 2016. Two Directors on the Audit Committee each did not participate in one of the four Audit Committee meetings held during the year. The Compensation Committee had four meetings during 2016. Except as noted above, all Committee members participated in all the Committee meetings on which they served.

Our Directors are expected to attend Annual Meetings of Stockholders except where attendance is impractical due to illness or unavoidable scheduling conflicts. The 2016 Annual Meeting of Stockholders was attended by all of our then-current Directors.

The Board has established three (3) standing committees—the Compensation Committee, the Audit Committee, and the Committee on Directors and Board Governance. The principal functions of these committees are briefly described below. The charters of the Compensation, Audit, and Directors and Board Governance Committees are posted in the “Investor Relations” section of our website, www.manitexinternational.com, and paper copies will be provided upon request to the office of the Secretary, Manitex International, Inc., 9725 Industrial Drive, Bridgeview, Illinois 60455.

Corporate Governance

The Board of Directors has determined that five of our six directors are independent under NASDAQ Rule 5605(a)(2). These independent directors are: Ronald M. Clark, Robert S. Gigliotti, Frederick B. Knox, Marvin B. Rosenberg and Stephen J. Tober. Each of the directors serving on the Compensation Committee, the Audit Committee, and the Committee on Directors and Board Governance are also independent under the NASDAQ independence standards applicable to members of such committees.

Compensation Committee

In general, the Compensation Committee reviews and makes recommendations regarding the compensation of our executive officers and certain other management staff. In addition, our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

The Compensation Committee approves the compensation provisions set forth in employment agreements of the Company’s named executive officers. The committee also approves bonus and equity awards, and establishes performance objectives. The Compensation Committee evaluates the performance of our Chief Executive Officer and President and determines his compensation based on this evaluation. With respect to the other named executive officers, the committee considers the Chief Executive Officer and President’s input as to performance evaluations and recommended compensation arrangements. The compensation of all named executive officers is subject to the final approval of the committee.

The current members of the Compensation Committee are Ronald M. Clark (Chairman), Robert S. Gigliotti, Frederick B. Knox, and Stephen J. Tober. The members of the Compensation Committee are “independent directors” as that term is defined in NASDAQ Rule 5605(a)(2). The Compensation Committee met four times during the year ended December 31, 2016.

Audit Committee

The Audit Committee, which was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, assists the Board in monitoring (1) the integrity of our financial statements; (2) the independent auditor’s qualifications and independence; (3) the performance of our internal control function and independent auditors; and (4) our compliance with legal and regulatory requirements. In addition, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures.

The current members of the Audit Committee are Ronald M. Clark, Robert S. Gigliotti (Chairman), Frederick B. Knox and Stephen J. Tober. The members of the Audit Committee are “independent directors” as that term is defined in NASDAQ Rule 5605(a)(2), NASDAQ Rule 5605(c)(2)(A), and Rule 10A-3 as promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Gigliotti is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee met four times during the year ended December 31, 2016.

Committee on Directors and Board Governance

The Committee on Directors and Board Governance reviews the performance of our Directors, makes recommendations for new Directors, and evaluates and makes recommendations regarding our governance practices. The Committee on Directors and Board Governance will consider nominees recommended by Stockholders provided such recommendations are made in accordance with the procedures described in this Proxy Statement below under “Procedure for Stockholder Recommendations to the Committee on Directors and Board Governance for Potential Director Nominees” and under “Stockholder Proposals.” In addition, our Committee on Directors and Board Governance monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper conduct. The current members of the Committee on Directors and Board Governance are Ronald M. Clark and Robert S. Gigliotti.

The members of the Committee on Directors and Board Governance did not meet as a separate committee during the year ended December 31, 2016, however, the committee met with the entire Board to consider certain matters.

Principal Functions

The principal functions of the Committee on Directors and Board Governance are to:

•	Consider and recommend to the Board qualified candidates for election as directors of our company;

•	Periodically prepare and submit to the Board for adoption the Committee’s selection criteria for directors nominees;

•	Recommend to the Board and management a process for new Board member orientation;

•	Consider matters of corporate governance and Board practices and recommend improvements to the Board;

•	Review periodically our articles of incorporation and bylaws in light of statutory changes and current best practices;

•	Review periodically the charter, responsibilities, membership and chairmanship of each committee of the Board and recommend appropriate changes;

•	Review Director independence, conflicts of interest, qualifications and conduct and recommend to the Board removal of a Director when appropriate; and

•	Annually assess the Committee’s performance.

Nominating Procedures

The Board has adopted membership guidelines that outline the desired composition of the Board and the criteria to be used in selecting directors. These guidelines provide that the Board should be composed of directors with a variety of experience and backgrounds, who have high-level managerial experience in a complex organization and who represent the balanced interests of stockholders as a whole rather than those of special interest groups. Other important factors in Board composition include diversity, age, international background and experience and specialized expertise. A significant majority of the Board should be Directors who are not our past or present employees or significant stockholders, customers or suppliers.

In considering candidates for the Board, the Committee on Directors and Board Governance considers the entirety of each candidate’s credentials and does not have any specific, minimum qualifications that must be met by a Board nominee. The Committee is guided by the composition guidelines set forth above and by the following basic selection criteria: highest character, integrity and experience.

The Committee on Directors and Board Governance will consider written recommendations from stockholders for potential nominees for director that are made in accordance with the procedure set forth below. The committee will apply the same criteria to all candidates it considers, including any candidates submitted by stockholders. The committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the board during their current term. The members of the Committee on Directors and Board Governance did not meet as a separate committee during the year ended December 31, 2016, however, the committee met with the entire Board to consider certain matters, including the nomination of Directors, and presented their recommendations to the Board.

Procedure for Stockholder Recommendations to the Committee on Directors and Board Governance for Potential Director Nominees

The Committee on Directors and Board Governance will consider written recommendations from stockholders for potential nominees for director. The names of suggested nominees, together with the information set forth below, should be submitted for consideration in accordance with the directions for proposals to be considered for inclusion in the Company’s proxy materials described in the section below entitled “Stockholder Proposals.” Timely nominations will be considered but may not be part of the slate nominated by our Board of Directors and, accordingly, would not be included in our proxy materials.

In order to be a valid submission for recommendation to the Committee on Directors and Board Governance for a potential nominee, the form of recommendation must set forth:

•	Biographical information about the candidate and a statement about his or her qualifications;

•

Any other information required to be disclosed about the candidate under the Securities and Exchange Commission’s proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Ronald M. Clark

Robert S. Gigliotti

Frederick B. Knox

Stephen J. Tober

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors (the “Compensation Committee”) reviews and approves the compensation for our executive officers (the “Named Executive Officers” or “NEOs”). The Compensation Committee is composed entirely of Directors who are neither executive officers nor employees of our Company. In addition, the Compensation Committee recommends grants under our Second Amended and Restated 2004 Equity Incentive Plan and oversees the administration of other compensation plans and programs. This process is to ensure that compensation programs achieve the desired goals of aligning the executive compensation structure with the company’s stockholders interests and current market practices.

The successful execution of our business strategy depends on our ability to attract, motivate, reward, and retain executive talent with the skills to foster innovative product and service development and grow the business internationally in markets with the greatest opportunity. Our executive compensation program is designed to support this strategy by:

•	attracting and retaining key executive talent by offering a competitive compensation program;

•	motivating executive actions that lead to sustained superior performance; and

•	aligning executive compensation with returns delivered to shareholders.

In particular, the Committee retains and exercises discretion and judgment as to the amounts awarded to NEOs notwithstanding the calculations and amounts determined under the approved plans, in order to adjust compensation to achieve the desired goals of alignment, particularly with reference to rapidly changing market conditions and other performance factors. This discretion may result in compensation payments both higher and lower than that determined from the approved compensation plans. The table below provides information for Fiscal years 2013 to 2016. In 2013 performance exceeded the Target, payments to NEOs were reduced from the calculated amounts under the plans by 30% of salary. In 2014, performance was 92% of Target with a calculated payout of 0%. A discretionary award, particularly recognizing the strategic contributions expected from the ASV acquisition, of 50% of salary was made for 2014. In 2015, performance was 80.5% of Target with a calculated payout of 80.5% of salary. An actual payout of 0% was made. However, a discretionary award of 50%, particularly recognizing the strategic acquisition of PM Group, was made. In 2016, the markets we served were significantly depressed and it could be anticipated that results for 2016 would be below those reported for 2015. As a result, it was determined that performance bonuses would not be paid for 2016.

	Actual Performance v Target	Plan Calculated Payout (% of January 1st salary)	Actual Payout Under Plan (% of salary)	Discretionary Award	Average Annual Salary Increase for NEOs (as a % of prior year annual salary)
2016	0%	n.a.	0%	0%	0%
2015	80%	80%	0%	50%	7.5%*
2014	92%	0%	0%	50%	3.0%
2013	112%	130%	100%	0%	4.0%

*	Reflecting near doubling of size of Company with addition of ASV and PM Group.

Overview of 2016 Business Results and Performance-Based Compensation

As we entered the year in 2016, a number of the markets that Company serves were severely depressed. In our 2015 annual report, we indicated that the oil and gas industry had significantly curtailed purchases and were selling off excess equipment, which further reduce demand for our products from other market sectors. We further stated that we were hopeful that the selloff of excess equipment by the energy sector would be largely completed by the end of 2016. Additionally, our backlog had declined significantly. As a result, our priorities were cost reductions, decreasing working capital, potentially selling non-core operations and paying down debt. Furthermore, there was an effort to generate sales by strengthening our sales function, looking to new markets and in particular to increase PM North American market penetration. In this environment, Management and the Board determined that it was not appropriate to pay bonuses to NEOs. As it was decided not to pay bonuses in 2016, no bonus plan targets or criteria were established for 2016.

Our 2016 priorities were to focus the Company so as to increase shareholder value as the markets we served improved. Our cost reduction efforts in 2016 generated over $10 million of savings compared to a 2014 base line. Additionally, the Company divested itself of two non-core operating units during 2016. The Liftking and CVS operations were sold in September and December, respectively. The sale of these operations will allow the Company to focus on its core of crane business that historically has higher margins. An improvement in working capital management and the sale of the aforementioned non-core business allowed the Company to reduce debt by approximately $34 million during 2016.

Compensation Philosophy and Objectives

In making decisions with respect to compensation for our NEOs, the Compensation Committee is guided by the following objectives:

•

Our compensation program should be comprehensive, consisting of base salary, annual incentives, long term incentives and benefits, designed to support our objective of providing superior value to shareholders and customers;

•

Our compensation program should be designed to motivate and reward our executives for sustained superior performance through the use of variable compensation tied to short, intermediate and long term results; and

•	Our business success depends on our ability to attract and retain executive talent through competitive compensation programs.

The Compensation Committee’s Role

Our compensation program is administered by the Compensation Committee.

The Compensation Committee establishes performance objectives for the Chief Executive Officer and President (“CEO”) based on our annual business plan and long term strategic goals approved by the Board of Directors. Progress against these goals is monitored by the Compensation Committee on a quarterly basis. The Compensation Committee evaluates the CEO’s performance against these goals annually, with input to the evaluation from all independent Directors. The Compensation Committee also considers market data from independent sources, comparisons of our performance to our peers, strategic achievements during the year, such as acquisitions and their integration into our business, and value-creating divestitures. Based on these factors, the Compensation Committee makes recommendations concerning base salary increases, annual incentive award targets and payments under the Annual Incentive Plan and awards under our long term incentive program. The Compensation Committee has regularly-scheduled executive sessions to discuss CEO performance and compensation and other matters without any executive officers present. All aspects of the CEO’s compensation are approved by the Compensation Committee, which is comprised solely of independent Directors.

The Compensation Committee reviews and approves base salary increases, Annual Incentive Plan targets and awards, long term incentive program awards and similar arrangements for the other NEOs in the Summary Compensation Table below after receiving recommendations from our CEO. The Compensation Committee makes the final decision and approves compensation decisions for all NEOs, including the CEO.

The Compensation Committee’s composition is described in more detail in this proxy statement under the section above entitled “Corporate Governance—Compensation Committee.”

Compensation Committee Advisors

The Compensation Committee has the authority under its charter to engage the services of outside consultants, to determine the scope of the consultants’ services, and to terminate such consultants’ engagement. In 2016, the Committee did not engage the services of any outside consultants.

Management’s Role in the Compensation-Setting Process

Our management is involved in the following executive compensation processes:

•	The CEO and CFO develop and oversee the creation of background and supporting materials for distribution to the Compensation Committee prior to its meetings;

•	The CEO and CFO attend all Compensation Committee meetings but as stated above, do not participate in executive sessions of the Committee;

•	The CEO annually presents and makes recommendations to the Compensation Committee relating to annual incentives and long term incentive plan designs and changes, if warranted;

•	The CEO recommends to the Compensation Committee base salary, target annual incentive and target long term incentive adjustments for all executives, excluding the CEO;

•

Both the CEO and the CFO and Company Secretary receive executive session decisions, actions and underlying rationale for implementation, as appropriate, following the Committee’s executive sessions; and

•	The CEO regularly consults with and briefs the Compensation Committee chairman between scheduled Compensation Committee meetings.

Elements of Our Compensation Program for Named Executive Officers

Our compensation philosophy and objectives are achieved by using the following elements in our compensation program for NEOs:

Element of Compensation Program	Description	Key Objectives Promoted
Annual Compensation

Salary	Fixed annual compensation paid in accordance with our regular payroll procedures during the year.	Designed to be market competitive and enable us to attract and retain talented executives.

Annual Incentive (“AI”)	Variable compensation based on performance achieved against pre-established goals during a one-year period.	Designed to motivate and reward achievement of financial, operational and strategic business goals.

Restricted Stock or Restricted Stock Units

Payment in kind for proportion of AI award. Shares of restricted stock or restricted stock units (“RSUs”) (which directly mirror the value of our stock) which represent between 0% and 20% of each participant’s Annual Incentive award.

Designed to retain executives and align their interests with those of our shareholders.

Long Term Compensation

Restricted Stock or Restricted Stock Units

Discretionary grant of shares of restricted stock or restricted stock units (“RSUs”) (which directly mirror the value of our stock) up to a maximum of 20,000 units as defined in the 2004 Equity Incentive Plan rules. Grants generally vest 33% per year commencing on the first anniversary of the grant.

Designed to motivate and reward achievement of long term operational and strategic business goals, align pay with performance and drive long term shareholder value.

Other Compensation Elements

Qualified Deferred Compensation

A 401(k) retirement savings plan that enables employees to defer a portion of their compensation. The Plan allows the Company the discretion to make matching contributions. During 2016 the Company provided a match equal to 100% of the employee’s contributions up to 3% of eligible pay.

Designed to be market competitive to enable us to attract and retain talented employees.

After-tax Life Insurance Plan	A Life Insurance plan into which the Company makes taxable contributions while the employee is in service that provides distributions to the employee in retirement.	Designed to be market competitive and enable us to attract and retain talented employees.

Severance Protection (pre- Change in Control)	Severance protection providing severance equal to two years of salary and health benefits.	Designed to be market competitive and enable us to attract and retain talented employees.

Element of Compensation Program	Description	Key Objectives Promoted
Severance Payments and Benefits after a Change in Control

Severance protection providing severance equal to a multiple of salary and actual bonus in the event of a termination without Cause by us or for Good Reason by the Executive following a Change in Control.

In addition to the Severance Protections above, designed to promote executive neutrality toward Change in Control transactions that may pose an employment risk, as well as retain executives through a Change in Control transaction.

Perquisites	Personal benefits provided to the executive.	Designed to be market competitive and facilitate the executives’ attention to the business.

Executive Compensation Policies and Practices

Our Target Labor Market

In administering the compensation program, the Compensation Committee relies on market information provided periodically at its request. For evaluating compensation, the Compensation Committee reviews compensation data for industrial companies of comparable size, which reflect the types of companies with which we compete for talent. Here, we use a broader industrial market reference because the number of direct product and service market competitors is limited. Many of the companies that provide similar products and services are either privately held, headquartered overseas, or part of a larger enterprise; therefore, executive compensation data may be either unavailable or of limited applicability to the U.S. labor market in which we principally compete.

Historically, we have used a peer group for evaluating compensation. The peer group incorporates companies that are identified by NASDAQ as our peer group as well as public industrial companies of closest comparable size to us (generally at least twice our size in terms of revenue, primarily due to a lack of suitable peers that are closer to us in size), which typically have significant employee populations in manufacturing, product engineering and sales.

In evaluating executive compensation, the Compensation Committee takes into account the relative size of the companies in the peer group. The Compensation Committee compares the NEOs’ compensation to the mean and median of the peer group.

•	Alamo Group Inc.

•	Astec Industries Inc.

•	Columbus McKinnon

•	Cascade Corp.

•	Federal Signal Corp.

•	Gencor Corp.

•	Lindsay Corp.

•	Terex Corporation

•	Taylor Devices

In addition, we also consider data from compensation surveys published by leading compensation consulting and advisory firms. The analysis of both the peer group and published surveys includes base salary, annual bonus, long term compensation and total compensation. During 2016, the Committee determined to not update its review from the last analysis that was completed for 2014 of comparative compensation. It was decided not to update the analysis as NEO base salaries were not adjusted in 2016 and no annual incentive awards were granted. Additionally, the policy for long-term compensation, i.e., restrictive stock awards, was consistent with past practice.

Our Target Pay Mix

The total compensation package for our executive officers consists of base salary, annual incentives, long term incentives and benefits. In determining both the target level of compensation and mix of compensation elements, we consider market practice, business objectives, expectations of our shareholders, and our own subjective assessment of individual executives’ performance, growth and future potential.

We have chosen a target mix of base salary, annual incentives and long term incentives that generally reflects our peer industrial companies, with actual pay mix based on the performance of our Company and of the individual. Peer company practices will continue to be monitored as one reference point as we make decisions regarding target pay mix. However, we will also continue to make strategic decisions based on our unique business objectives and circumstances, which may differ from peer company practices and circumstances.

We believe the current target pay mix achieves several important objectives: it supports a strong pay-for-performance culture; it balances the focus on annual and long-term objectives in support of our business strategy; it satisfies the need for flexibility to motivate and reward exceptional performance; and it achieves favorable tax outcomes with respect to compensation.

The following table shows the dollar values and pay mix percentages of our 2016 Target direct pay opportunities for our NEOs:

Executive Officer	Base Salary	Cash Amount of Annual Incentive Target Opportunity	Total Cash Compensation Target Opportunity	Long Term Incentive Target Opportunity*	Total Target Pay Opportunity
D. J. Langevin Chairman, CEO & President	$433,836 81%	$— 0%	$433,836 81%	$102,900 19%	$536,736 100%
A.M. Rooke** Former President & COO	$341,285 77%	$— 0%	$341,285 77%	$102,900 23%	$444,185 100%
L.T. Litchev*** Former President Manufacturing Operations	$323,931 76%	$— 0%	$323,931 76%	$102,900 24%	$426,831 100%
D.H. Gransee CFO & Treasurer	$242,991 70%	$— 0%	$242,991 70%	$102,900 30%	$345,891 100%

*

Long term incentive target opportunity is calculated assuming the Company awards 70% of the maximum (20,000 RSU) discretionary award for a year, with a three year vesting schedule, together priced at the closing stock price of $6.86 on December 30, 2016.

**	Mr. Rooke ceased to be our President & COO in connection with his appointment as the CEO of A.S.V., LLC, which was effective as of December 14, 2016.
***	Mr. Litchev retired as our President of Manufacturing Operations on December 31, 2016.

Factors Considered in Making Compensation Decisions

Actual compensation levels are a function of Company and individual performance as described under each specific compensation element below. When making pay decisions, the Compensation Committee considers the competitiveness of individual elements of compensation, as well as the aggregate sum of base salary, annual incentives and the expected value of long term incentives (determined at grant) for an executive officer. Awards are generally prorated if a NEO is promoted during the year, based on the timing of the promotion. The Compensation Committee may also consider salary increase history, past bonus awards and past equity awards as context in understanding year-to-year changes in compensation and retention effect of prior awards. Under the Annual Incentive Plan awards are determined based upon target values established for each of the NEOs and then adjusted upon comparison of actual performance to pre-established criteria. The Compensation Committee retains the discretion to decrease the size of individual awards in situations where an executive officer’s individual performance falls below expectations. Final decisions on any major element of compensation, as well as total compensation for executive officers, are made by the Compensation Committee. Our Compensation Committee is comprised entirely of non-employee Directors and our CEO does not participate in discussions related to his compensation when presented to the Board of Directors.

The compensation program is generally applied consistently to NEOs. Any exceptions are noted throughout this report.

The Compensation Committee’s Position on Compensation and Excessive Risk

In establishing the structure and levels of compensation, the Compensation Committee has been mindful of the potential for risk taking by management to achieve certain target or above target incentives. The Compensation Committee has sought to balance fixed and variable compensation, short-term and long-term compensation, the performance metrics used in determining incentive compensation and the level of in-service and post-retirement benefits to mitigate against unnecessary or excessive risk taking. Additionally, the Company has adopted policies and programs which encourage management not to take excessive risks including establishing a minimum Earnings Before Interest Taxes Depreciation & Amortization (EBITDA) trigger, which must be satisfied before any payouts can be made under the Annual Incentive Plan;

Components of Compensation

Base Salary

Base salary provides a fixed amount of compensation appropriate to attract and retain key executives and to underpin the cyclicality of our business that can cause fluctuations in variable compensation from year to year. The Compensation Committee reviews base salaries on an annual basis, recommends and approves adjustments for NEOs. Salary adjustments are based on an assessment of the individual executive’s performance and our goal of achieving market parity with the salaries of executives in the competitive market, recognition of promotion or other increases in responsibility, the scope of the executive’s role relative to our other executives, and the general economic environment impacting the Company. History of salary increases and temporary decreases may also be reviewed and considered. Mid-year adjustments are considered when there is a significant change in the executive’s role or responsibility.

The Compensation Committee has recommended that any adjustments to salary for an executive officer will depend upon an annual review of job performance, accomplishments and progress toward individual and/or overall goals and objectives for each segment of our business that such executive officer oversees, as well as his or her contributions to our overall direction. Long term growth in shareholder value is an important factor. The results of executive officers’ performance evaluations, as well as their demonstration and support of the Company’s values, including strong ethics, leadership style, and sound corporate governance, form a part of the basis of the Compensation Committee’s decision to approve, at its discretion, future adjustments in base salaries of our executive officers. As one of our stated priorities for 2016 was cost reduction. It was determined that it was not appropriate to increase NEOs’ base salaries in 2016.

FY 2016 Base

Executive Officer	FY 2015 Base Salary	Salary Adjustments	FY 2016 Base Salary	Percentage Increase
D.J. Langevin Chairman, CEO & President	$433,836	$—	$433,836	0.0%
A.M. Rooke Former President & COO	$341,285	$—	$341,285	0.0%
L.T. Litchev Former President Manufacturing Operations	$323,931	$—	$323,931	0.0%
D.H. Gransee CFO & Treasurer	$242,991	$—	$242,991	0.0%

Annual Incentive Plan

The purpose of the Annual Incentive Plan is to attract, motivate, reward, and retain highly qualified executives on a competitive basis and provide annual financial incentives that promote Company success.

At the beginning of each year, our Compensation Committee approves the key measures or “Drivers” for the Annual Incentive Plan. The Annual Incentive Plan focuses on the short-term goals that are most important to our success over the fiscal year and that are generally within the control of the participants. It is the policy and ongoing intention of our Board of Directors to establish targeted performance levels for each Driver at the beginning of the fiscal year or the start of the respective performance period. Targeted performance levels are generally set for our Company as a whole, but may also encompass individual business units, groups, divisions, or individual performance levels, as appropriate. Drivers and targeted performance levels are based on the Board of Directors’ assessment of our priorities, outlook, current and projected economic conditions and other pertinent factors, and are intended to be challenging, but achievable with significant and effective effort. The Board of Directors reviews audited year-end results to determine whether targeted performance levels have been met. The Board of Directors retains discretion to increase, cap, reduce, or eliminate payments under the Annual Incentive Plan.

The Board of Directors also determines the weighting to be assigned to each Driver. For most Drivers, goals are set at threshold, target, and maximum levels. Payouts for these Drivers are determined by multiplying the appropriate weighting by the percentages outlined in the table below; linear interpolation is used to determine percentages when performance falls between levels. The total aggregate payout to any NEO for any given AI plan is also determined.

Typically annual incentive awards have target payout as shown below:

Driver Performance Level	Payout Percentage (to be multiplied by weight for each Driver)
Maximum Performance Level (or higher)	150%
Target Performance Level	100%
Threshold Performance Level	70%
Below Threshold Performance Level	0%

Fiscal Year 2016 Annual Incentive Plan Design

As stated above, the markets we serve at the beginning of 2016 were significantly depressed and it could be anticipated that results for 2016 would be below those reported for 2015. Also as stated above, our priorities for 2016 were cost reductions, to decrease working capital, potentially selling non-core operations and to pay down debt. Furthermore, there was an effort to generate sales by strengthening our sales function, looking to new markets and in particular to increase PM North American market penetration. As one of the Company’s major priorities for 2016 was cost reductions, Management and the Board determined it was not appropriate to pay bonuses in 2016. Accordingly, no bonus plan targets or criteria were established for 2016.

The below table shows that Company was not planning and did not make any incentive awards payments in 2016:

Executive Officer	Annual Incentive Target % of Base Salary	Annual Incentive Actual Payout % of Target Award	Annual Incentive Actual Payout % of Base Salary	Discretionary Payout re PM Group Acquisition % of Base Salary
D.J. Langevin Chairman, CEO & President	0%	0%	0%	0%
A.M. Rooke Former President & COO	0%	0%	0%	0%
L.T. Litchev Former President Manufacturing Operations	0%	0%	0%	0%
D. H. Gransee CFO & Treasurer	0%	0%	0%	0%

Long-Term Incentives

The objectives of our long term incentive program are to:

•	Link executive compensation and our long term performance;

•	Better align key employees with our business strategies and with our shareholders’ interests; and

•	Provide opportunity for long term compensation that is competitive with peer companies and sufficient to attract and retain executive talent to effectively manage our business objectives.

In developing target levels for long term incentive compensation for NEOs in conjunction with our current equity-based compensation strategy, the following factors were considered:

•	The impact of the NEOs’ roles within our Company; and

•	The cost and share usage associated with the proposed plan.

Target long term incentives as a percentage of salary are as follows:

Executive Officer	Long Term Incentive Target (% of Base Salary)
D. J. Langevin Chairman and CEO	23%
A.M. Rooke Former President & COO	30%
L.T. Litchev Former President Manufacturing Operations	32%
D.H. Gransee CFO & Treasurer	42%

The target long term incentive mix for our NEOs normally consists of two elements. First, a payment of a proportion (15%) of the Annual Incentive Award made in restricted stock and second, a discretionary grant of restricted stock units from the 2004 Equity Plan, equivalent to a target of 70% of the maximum permissible award under the Plan rules. For 2016, the long term incentive target has a single component, which is a discretionary grant of restricted stock. Management and the Board determined that it was not appropriate to pay bonuses to NEOs. As it was decided not to pay bonuses in 2016, no bonus plan targets or criteria were established for 2016. As such the component related to Annual Incentive Award was excluded for 2016. Dollar values for the discretionary grant of RSUs are calculated from share numbers based on an estimate of expected share value at the time of the initial grant.

The following tables summarize the equity granted as part of the NEOs’ annual compensation for 2016, compared to the Target.

Executive Officer	Total Target Number of RSUs	AI RSUs Granted	AI Discretionary RSUs Granted	LTIP Discretionary RSUs Granted	Total RSUs Granted & % of Target
D. J. Langevin Chairman, CEO & President
Grant date:

January 4, 2016				16,000	16,000
December 14, 2016 (see Note 1)				16,000	16,000

Total	15,000	—	—	32,000	32,000
					213%
					As Adjusted 107% (See Note 1)

Executive Officer	Total Target Number of RSUs	AI RSUs Granted	AI Discretionary RSUs Granted	LTIP Discretionary RSUs Granted	Total RSUs Granted & % of Target
A. M. Rooke Former President & COO

Grant date:

January 4, 2016				16,000	16,000
December 14, 2016 (see Note 1)				16,000	16,000

Total	15,000	—	—	32,000	32,000
					213%
					As Adjusted 107% (See Note 1)

L.T. Litchev Former President Manufacturing Operations
January 4, 2016	15,000	—	—	16,000	16,000
					107%
D.H. Gransee CFO & Treasurer

Grant date:

January 4, 2016				10,000	10,000
December 14, 2016 (see Note 1)				5,000	5,000

Total	15,000	—	—	15,000	15,000
					100%
					As Adjusted 67% (See Note 1)

Note 1—Consistent with recent practice, the Company made awards to the NEOs in January 2016 in connection 2015 compensation determinations. The Company also made awards to certain of the NEOs in December 2016 in connection with 2016 compensation determinations. Therefore, while both amounts listed in the table above were paid in the same calendar year, they relate to different compensation years. The Company has not made any such awards in 2017 to date.

Discretionary Restricted Stock Units

Discretionary grants of RSUs from the 2004 Equity Incentive Plan are made annually, with vesting generally on a three-year period. In making any discretionary grant, the Compensation Committee considers a range of performance factors achieved by the Company and the NEO’s. These are broad based and include not only financial measures such as Adjusted EBITDA, EPS and revenue growth and balance sheet ratios but also for example, organic and acquisition related growth, product development initiatives, international growth, with performance compared to competitors and the general market.

The long term incentive strategy is designed to support our business strategy and the interests of our shareholders. Where possible, the program has been designed such that long term incentives can qualify as performance-based compensation so that the expense associated with the program is fully deductible for federal income tax purposes. RSUs are expected to qualify as performance- based compensation.

RSU Granting Practices

The exercise price for any RSU is equal to the closing market value on the date of grant. The date of grant is set by the Board of Directors.

Retirement and Deferred Compensation

We maintain a 401(k) retirement savings plan covering non-union domestic employees. Employees were eligible to make contributions subject to limits set by the Internal Revenue Code. The Company matching contribution for 2016 was equal to 100% of employee contributions up to 3%.

For NEOs and certain senior employees approved by the Compensation Committee the Company provides a life insurance plan into which the Company makes taxable contributions while the employee is in service that provides distributions to the employee in retirement. Contributions are fixed dependent on the level the employee is situated within the plan and range from $16,000 per employee to a maximum of $26,000.

Stock Ownership

Consistent with our objective of aligning management’s interests with shareholders, we encourage stock ownership for all employees.

Other Benefits and Perquisites

We provide very limited perquisites and other compensation to our NEOs. Instead, as previously discussed, we have elected to provide competitive fixed compensation through salary and benefits with opportunity for additional compensation through variable compensation based primarily on Company performance. However, each NEO is entitled to a car allowance and the CEO is entitled to the reimbursement of monthly private club dues. These are considered appropriate for these employees to fulfill their executive responsibilities for the Company.

NEOs may participate in benefit plans that are offered generally to salaried domestic employees such as those described above, as well as short and long term disability, life insurance, health and welfare benefits, and paid time off.

Because the market for executive talent is national, and in some cases, global, we may recruit from outside of the regional area in order to obtain top talent. We may elect to pay relocation costs for full-time employees who are required to relocate in connection with their employment (including NEOs) to minimize any financial detriment to the employee. In situations where we pay relocation cost, we may also provide a payment to cover the cost of any additional taxes the employee incurs as a result of the reimbursement (a gross up payment).

Employment and Change-In-Control Agreements

Employment Agreements

The Company has employment agreements with its NEOs that are three year agreements that end on December 31, 2019. These agreements automatically extend for successive periods of three years at the end of each one year anniversary of the current employment term unless a non-renewal notice is given by either party at least 90 days prior to the end of the term. Base salary is reviewed and may be adjusted annually. NEO’s participate in our Annual Incentive Plan and Long Term Incentive Program. The agreements contain various restrictive covenants relating to the protection of confidential information and non-disclosure.

Change in Control Agreements

Included within the NEO Employment Agreements are change in control provisions. The intent of these provisions is to provide executive officers with financial security in the event of a change in control to facilitate a transaction which may benefit shareholders but result in job loss to executives. Payments upon termination of employment in connection with a change of control of the Company made under the agreements are subject to a “double trigger,” meaning that both a change of control and a termination are required.

Generally, each of the NEOs is entitled to receive, upon termination of employment within 6 months preceding or 24 months after a change in control of our Company (unless such termination is because of death, disability, for cause or by the officer or employee other than for “good reason,” as defined in the change in control agreements), (i) Cash. The amount of cash equal to the sum of (a) two (2) times the average of the Employee’s annual base salary in effect at the time written notice of termination is given to the Employee; (b) two (2) times the average of the Employee’s annual earned bonuses for the three calendar years preceding the date of termination; and (c) the product of (i) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, (ii) the annual bonus for the calendar year preceding the date of termination that has most recently been paid to the Employee, (iii) health plan coverage provided by the Company and with respect to the Company’s welfare benefit plans until employee reaches the age of 65 or becomes eligible for Medicare, (iv) continuation of perquisites, (v) pay for vacation accrued but unused as of the effective date of such change of control, (vi) reimbursement of any unpaid expense Employee is otherwise entitled to, and (vii) payment simultaneously with the termination of the Employee’s employment, of the full value of any then vested or unvested Company equity incentive plan awards.

Aggregate “payments in the nature of compensation” (within the meaning of Section 280G of the Internal Revenue Code) payable to any executive or employee under the change in control agreements is limited to the amount that is fully deductible by us under Section 280G of the Internal Revenue Code less one dollar. The events that trigger a change in control under these agreements include (i) the sale or other transfer of more than 50% of the ownership interests of the Company to one or more non-affiliated corporations, persons or other entities, (ii) the merger or consolidation of the Company with another non-affiliated corporation, person or entity such that the shareholders of the Company, immediately preceding the merger or consolidation own less than 50% of the person or other entity surviving the merger or consolidation, (iii) the failure of the Company to assign this Agreement to a successor, (iv) a majority of the members of the Board of Directors of the Company on the date of this Agreement (each a “Current Director”) cease to be members of the Board of Directors of the Company, provided that any director recommended by a majority of the Current Directors as a successor of a Current Direct shall be deemed to be a Current Director, (v) the sale, merger or other transfer of all or substantially all of the Company’s consolidated assets to one or more non-affiliated corporations, persons or other entities.

Tax and Accounting Considerations

The Compensation Committee has considered the implications of Section 162(m) of the Internal Revenue Code in making decisions concerning compensation design and administration. The Compensation Committee views tax deductibility as an important consideration and intends to maintain deductibility wherever possible, but also believes that our business needs should be the overriding factor of compensation design. Therefore, the Compensation Committee believes it is important to maintain flexibility and has not adopted a policy requiring that specific programs meet the requirements of performance-based compensation under Section 162(m). The Committee also considers tax implications for executives and structures its compensation programs to comply with Section 409A of the Internal Revenue Code. Accounting and cost implications of compensation programs are considered in program design; however, the main factor is alignment with our business needs.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation earned by our named executive officers in fiscal years 2014, 2015 and 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
David J. Langevin	2016	$433,836	—		$186,720	(1)	—	—	$59,205	(2)	$679,761
Chairman, Chief Executive Officer	2015	$433,836	$170,722	(4)	$144,518	(3)(4)	—	—	$58,500	(6)	$807,576
	2014	$401,700	$170,723	(5)	$30,127	(5)	—	—	$35,000	(7)	$637,550
and President

Andrew M. Rooke	2016	$326,116	—		$186,720	(8)	—	—	$137,584	(9)	$650,420
Former President and Chief Operating Officer	2015	$341,285	$134,304	(11)	$138,088	(10)(11)	—	—	$135,158	(13)	$748,835
	2014	$316,004	$134,303	(12)	$23,699	(12)	—	—	$106.467	(14)	$580,473

Lubomir T. Litchev	2016	$323,931	—		$97,120	(15)	—	—	$39,129	(16)	$460,180
Former President of Manufacturing Operations	2015	$323,931	$127,481	(18)	$136,877	(17)(18)	—	—	$37,000	(20)	$625,289
	2014	$299,936	$127,472	(19)	$22,496	(19)	—	—	$20,150	(21)	$470,054

David H. Gransee	2016	$242,991	—		$88,700	(22)	—	—	$33,095	(23)	$364,786
Vice President and Chief Financial Officer	2015	$242,991	$48,715	(25)	$84,854	(24)(25)	—	—	$29,771	(27)	$406,331
	2014	$229,237	$48,717	(20)	$8,593	(26)	—	—	$16,228	(28)	$302,775

(1)

David Langevin was awarded 16,000 restricted stock units which had a fair value of $97,120 based on closing price of $6.07 on January 4, 2016, the date of grant. David Langevin was awarded 16,000 restricted stock units which had a fair value of $89,600 based on closing price of $5.60 on December 14, 2016, the date of grant. Consistent with recent practice, the Company made awards to the NEOs in January 2016 in connection 2015 compensation determinations. The Company also made awards to certain of the NEOs in December 2016 in connection with 2016 compensation determinations. Therefore, while both amounts listed in the table above were paid in the same calendar year, they relate to different compensations years. The Company has not made any such awards in 2017 to date.

(2)

Represents an $18,000 car allowance, $10,500 in private club dues, $3,094 in 401(k) matching contribution, $26,087 for insurance premiums paid in connection with whole life insurance policy purchase by the Company that is owned by employee and $1,524 in excess term life premiums.

(3)

David Langevin was awarded 9,000 restricted stock units which had a fair value of $114,390 based on closing price of $12.71 on December 31, 2014. The closing price on the day before the grant date was used to value the shares as the stock market was closed on January 1, 2015 the date of grant.

(4)

David Langevin was awarded a discretionary bonus of $200,850 for 2015. In accordance with a recommendation of the Compensation Committee, Mr. Langevin received restricted stock units with a value equal to 15% of his bonus ($30,128) and it was stipulated that Mr. Langevin’s cash bonus was to be reduced by the value of the restricted stock units granted. Mr. Langevin was awarded 3,257 restricted stock units based on a closing stock price of $9.25 per Common Share on March 13, 2015, the date the Board approved the discretionary bonus and the restricted stock units. The restricted stock units vest upon issuance.

(5)

David Langevin was awarded a discretionary bonus of $200,850 for 2014. In accordance with a recommendation of the Compensation Committee, Mr. Langevin received restricted stock units with a value equal to 15% of his bonus ($30,127) and it was stipulated that Mr. Langevin’s cash bonus was to be reduced by the value of the restricted stock units granted. Mr. Langevin was awarded 3,257 restricted stock units based on a closing stock price of $9.25 per Common Share on March 13, 2015, the date the Board approved the discretionary bonus and the restricted stock units. The restricted stock units vest upon issuance.

(6)

Represents an $18,000 car allowance, $10,500 in private club dues, $5,000 in 401(k) matching contribution and $25,000 for insurance premiums paid in connection with whole life insurance policy purchase by the Company that is owned by employee.

(7)	Represents an $18,000 car allowance, $10,500 in private club dues, $6,250 in 401(k) matching contribution and $250 miscellaneous income.

(8)

Andrew Rooke was awarded 16,000 restricted stock units which had a fair value of $97,120 based on closing price of $6.07 on January 4, 2016, the date of grant. Andrew Rooke was awarded 16,000 restricted stock units which had a fair value of $89,600 based on closing price of $5.60 on December 14, 2016, the date of grant. Consistent with recent practice, the Company made awards to the NEOs in January 2016 in connection 2015 compensation determinations. The Company also made awards to certain of the NEOs in December 2016 in connection with 2016 compensation determinations. Therefore, while both amounts listed in the table above were paid in the same calendar year, they relate to different compensations years. The Company has not made any such awards in 2017 to date.

(9)

Represents a $12,000 car allowance, $6,691 401(k) matching, a $93,377 housing allowance, $25,000 for insurance premiums paid in connection with whole life insurance policy purchase by the Company that is owned by employee and $516 in excess term life premiums.

(10)

Andrew Rooke was awarded 9,000 restricted stock units which had a fair value of $114,390 based on closing price of $12.71 on December 31, 2014. The closing price on the day before the grant date was used to value the shares as the stock market was closed on January 1, 2015 the date of grant.

(11)

Andrew M. Rooke was awarded a discretionary bonus of $158,002 for 2015. In accordance with a recommendation of the Compensation Committee, Mr. Rooke received restricted stock units with a value equal to 15% of his bonus ($23,698) and it was stipulated that Mr. Rooke’s cash bonus was to be reduced by the value of the restricted stock units granted. Mr. Rooke was awarded 2,562 restricted stock units based on a closing stock price of $9.25 per Common Share on March 13, 2015, the date the Board approved the discretionary bonus and the restricted stock units. The restricted stock units vest upon issuance.

(12)

Andrew M. Rooke was awarded a discretionary bonus of $158,002 for 2014. In accordance with a recommendation of the Compensation Committee, Mr. Rooke received restricted stock units with a value equal to 15% of his bonus ($23,699) and it was stipulated that Mr. Rooke’s cash bonus was to be reduced by the value of the restricted stock units granted. Mr. Rooke was awarded 2,562 restricted stock units based on a closing stock price of $9.25 per Common Share on March 13, 2015, the date the Board approved the discretionary bonus and the restricted stock units. The restricted stock units vest upon issuance.

(13)

Represents a $12,000 car allowance, $9,765 401(k) matching, a $88,393 housing allowance and $25,000 for insurance premiums paid in connection with whole life insurance policy purchase by the Company that is owned by employee.

(14)	Represents a $12,000 car allowance, $7,800 401(k) matching, a $86,417 housing allowance and $250 miscellaneous income.
(15)	Lubomir T. Litchev was awarded 16,000 restricted stock units which had a fair value of $97,120 based on closing price of $6.07 on January 4, 2016, the date of grant
(16)

Represents a $12,000 car allowance, $26,087 for insurance premiums paid in connection with whole life insurance policy purchase by the Company that is owned by employee, $792 in excess term life premiums and $250 of miscellaneous income.

(17)

Lubomir T. Litchev was awarded 9,000 restricted stock units which had a fair value of $114,390 based on closing price of $12.71 on December 31, 2014. The closing price on the day before the grant date was used to value the shares as the stock market was closed on January 1, 2015 the date of grant.

(18)

Lubomir T. Litchev was awarded a discretionary bonus of $149,968 for 2015. In accordance with a recommendation of the Compensation Committee, Mr. Litchev received restricted stock units with a value equal to 15% of his bonus ($22,487) and it was stipulated that Mr. Litchev’s cash bonus was to be reduced by the value of the restricted stock units granted. Mr. Litchev was awarded 2,431 restricted stock units based on a closing stock price of $9.25 per Common Share on March 13, 2015, the date the Board approved the discretionary bonus and the restricted stock units. The restricted stock units vest upon issuance.

(19)

Lubomir T. Litchev was awarded a discretionary bonus of $149,968 for 2014. In accordance with a recommendation of the Compensation Committee, Mr. Litchev received restricted stock units with a value equal to 15% of his bonus ($22,496) and it was stipulated that Mr. Litchev’s cash bonus was to be reduced by the value of the restricted stock units granted. Mr. Litchev was awarded 2,432 restricted stock units based on a closing stock price of $9.25 per Common Share on March 13, 2015, the date the Board approved the discretionary bonus and the restricted stock units. The restricted stock units vest upon issuance.

(20)	Represents a $12,000 car allowance and $25,000 for insurance premiums paid in connection with whole life insurance policy purchase by the Company that is owned by employee.
(21)	Represents a $12,000 car allowance, $7,800 401(k) matching contribution and $350 miscellaneous income.
(22)

David Gransee was awarded 10,000 restricted stock units which had a fair value of $60,700 based on closing price of $6.07 on January 4, 2016, the date of grant. David Gransee was awarded 5,000 restricted stock units which had a fair value of $28,000 based on closing price of $5.60 on December 14, 2016, the date of grant. Consistent with recent practice, the Company made awards to the NEOs in January 2016 in connection 2015 compensation determinations. The Company also made awards to certain of the NEOs in December 2016 in connection with 2016 compensation determinations. Therefore, while both amounts listed in the table above were paid in the same calendar year, they relate to different compensations years. The Company has not made any such awards in 2017 to date.

(23)

Represents a $9,000 car allowance, $6,919 401(k) matching contribution match, $15,652 for insurance premiums paid in connection with whole life insurance policy purchase by the Company that is owned by employee and $1,524 in excess term life premiums

(24)

David Gransee was awarded 6,000 restricted stock units which had a fair value of $76,260 based on closing price of $12.71 on December 31, 2014. The closing price on the day before the grant date was used to value the shares as the stock market was closed on January 1, 2015 the date of grant

(25)

David H. Gransee was awarded a discretionary bonus of $57,310 for 2015. In accordance with a recommendation of the Compensation Committee, Mr. Gransee received restricted stock units with a value equal to 15% of his bonus ($8,594) and it was stipulated that Mr. Gransee’s cash bonus was to be reduced by the value of the restricted stock units granted. Mr. Gransee was awarded 929 restricted stock units based on a closing stock price of $9.25 per Common Share on March 13, 2015, the date the Board approved the discretionary bonus and the restricted stock units. The restricted stock units vest upon issuance.

(26)

David H. Gransee was awarded a discretionary bonus of $57,310 for 2014. In accordance with a recommendation of the Compensation Committee, Mr. Gransee received restricted stock units with a value equal to 15% of his bonus ($8,593) and it was stipulated that Mr. Gransee’s cash bonus was to be reduced by the value of the restricted stock units granted. Mr. Gransee was awarded 929 restricted stock units based on a closing stock price of $9.25 per Common Share on March 13, 2015, the date the Board approved the discretionary bonus and the restricted stock units. The restricted stock units vest upon issuance.

(27)

Represents a $9,000 car allowance, $5,771 401(k) matching contribution match, and $15,000 for insurance premiums paid in connection with whole life insurance policy purchase by the Company that is owned by employee.

(28)	Represents a $9,000 car allowance, $7,128 401(k) matching contribution match, and $100 miscellaneous income.

Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Full Grant Date Fair Value
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David Langevin	12/14/16	(1)	—	—	—	—	—	—	16,000	—	$89,600
	1/4/16	(2)	—	—	—	—	—	—	16,000	—	$97,120
	3/13/15	(3)	—	—	—	—	—	—	6,514	—	$60,255
	1/1/15	(4)	—	—	—	—	—	—	9,000	—	$114,390
	3/6/14	(5)	—	—	—	—	—	—	3,659	—	$58,507
Andrew Rooke	12/14/16	(1)	—	—	—	—	—	—	16,000	—	$89,600
	1/4/16	(2)	—	—	—	—	—	—	16,000	—	$97,120
	3/13/15	(3)	—	—	—	—	—	—	5,124	—	$47,397
	1/1/15	(4)	—	—	—	—	—	—	9,000	—	$114,390
	3/6/14	(5)	—	—	—	—	—	—	2.878	—	$46,019
Lubomir T. Litchev	1/4/16	(2)	—	—	—	—	—	—	16,000	—	$97,120
	3/13/15	(3)	—	—	—	—	—	—	4,863	—	$44,983
	1/1/15	(4)	—	—	—	—	—	—	9,000	—	$114,390
	3/6/14	(5)	—	—	—	—	—	—	2,732	—	$43,685
David Gransee	12/14/16	(6)	—	—	—	—	—	—	5,000	—	$28,000
	1/4/16	(7)	—	—	—	—	—	—	10,000	—	$60,700
	3/13/15	(3)	—	—	—	—	—	—	1,858	—	$17,187
	1/1/15	(8)	—	—	—	—	—	—	6,000	—	$76,260
	3/6/14	(5)	—	—	—	—	—	—	2,088	—	$33,387

(1)

Under this award 5,280 shares, 5,280 shares and 5,440 shares vest on December 14, 2017, 2018 and 2019, respectively. The fair value on grant date is based on the closing price of $5.60 per share of the Company’s common stock on date of grant.

(2)

Under this award 5,280 shares, 5,280 shares and 5,440 shares vest on January 4, 2017, 2018 and 2019, respectively. The fair value on grant date is based on the closing price of $6.07 per share of the Company’s common stock on date of grant

(3)

The restricted shares units which vested immediately represented 15% of the executive bonus paid on March 13, 2015. The fair value on grant date is based on the closing price of $9.25 per share of the Company’s common stock on date of grant. The bonus was granted to recognize the strategic value created and superior level of performance and leadership provided by the executives in the successful completion of the ASV and PM Group acquisitions. One half of the bonus is related to the ASV acquisition which closed on December 19, 2014 and is included in 2014 earnings in the Executive Compensation table as it is a component of the executive’s 2014 bonus. The other half of the bonus is related the PM Group acquisition which closed on January 15, 2015. This portion of the bonus is included in 2015 earnings in the Executive Compensation table as it is a component of the executive’s 2015 bonus.

(4)

Under this award 2,970 shares, 2,970 shares and 3,060 shares vest on January 1, 2016, 2017 and 2018, respectively. The fair value on grant date is based on the closing price of $12.71 per share of the Company’s common stock on date of grant.

(5)

The restricted shares units which represented 15% of the executive annual incentive compensation vested immediately upon being granted. The fair value on grant date is based on the closing price of $15.99 per share of the Company’s common stock on date of grant. This amount is included in 2013 earnings in the Executive Compensation table as it is a component of the executive’s 2013 bonus.

(6)

Under this award 1,650 shares, 1,650 shares and 1,700 shares vest on December 14, 2017, 2018 and 2019, respectively. The fair value on grant date is based on the closing price of $5.60 per share of the Company’s common stock on date of grant.

(7)

Under this award 3,300 shares, 3,300 shares and 3,400 shares vest on January 4, 2017, 2018 and 2019, respectively. The fair value on grant date is based on the closing price of $6.07 per share of the Company’s common stock on date of grant

(8)

Under this award 1,980 shares, 1,980 shares and 2,040 shares vest on January 1, 2016, 2017 and 2018, respectively. The fair value on grant date is based on the closing price of $12.71 per share of the Company’s common stock on date of grant.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth information about outstanding equity awards held on December 31, 2016 by our named executive officers. In addition to the vesting provisions described in notes to the table below:

•

Pursuant to the respective employment agreements that each named executive officer has with the Company, if a named executive officer’s employment terminates Without Cause (as defined in such employment agreements) or for Good Reason (as defined in such employment agreements) within the six (6) month period preceding a Change in Control (as defined in such employment agreements), in anticipation of such Change in Control, or within twenty-four (24) months following a Change in Control, the named executive officer shall be entitled to, among other things, the payment simultaneously with the termination of his employment of the full value of any then vested or unvested Company equity incentive plan awards.

•

In addition, pursuant to the respective employment agreements that each named executive officer has with the Company, if a named executive officer’s employment is terminated by the Company without Just Cause (as defined in such employment agreements), or if the Company chooses not to renew a named executive officer’s employment agreement, the named executive officer shall be entitled to, among other things, the payment of the full value of any then vested or unvested Company equity incentive plan awards.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Langevin(1)	—	—	—	—	—	38,030		$260,886	—	—
Andrew Rooke(1)	—	—	—	—	—	38,030		$260,886	—	—
Lubomir T. Litchev(1)	—	—	—	—	—	22,030	(3)	$151,126	—	—
David Gransee(1)	—	—	—	—	—	19,020		$130,477	—	—

(1)	The unvested shares above vest as shown below:

	David J. Langevin	Andrew M. Rooke	Lubomir T. Litchev		David H. Gransee
January 1, 2017	2,970	2,970	2,970		1,980
January 4, 2017	5,280	5,280	5,280		3,300
December 14, 2017	5,280	5,280	—		1,650
January 1, 2018	3,060	3,060	3,060		2,040
January 4, 2018	5,280	5,280	5,280		3,300
December 14, 2018	5,280	5,280	—		1,650
January 4, 2019	5,440	5,440	5,440		3,400
December 14, 2019	5,440	5,440	—		1,700

Total	38,030	38,030	22,030	(3)	19,020

(2)	Market value is determined based on the closing price of $6.86 per share of our Common Stock on December 30, 2016.
(3)	When Mr. Litchev ceases to be an employee of the Company on April 30, 2017, any of these awards that remain unvested at such time will be forfeited.

Option Exercises and Stock Vested in Fiscal Year 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David J. Langevin(1)	—	—	5,180	$32,833
Andrew M. Rooke(1)	—	—	5,180	$32,833
Lubomir T. Litchev(1)	—	—	5,180	$32,833
David H. Gransee(2)	—	—	3,340	$21,111

(1)

Determined based on the closing price of $5.95 per share of the Company’s stock on December 31, 2015, last trading day before vesting date of January 1, 2016 for 2,970 shares and $6.86 per share of the Company’s stock on December 30, 2016, last trading day before vesting date of December 31, 2016 for 2,210 shares

(2)

Determined based on the closing price of $5.95 per share of the Company’s stock on December 31, 2015, last trading day before vesting date of January 1, 2016 for 1,980 shares and $6.86 per share of the Company’s stock on December 30, 2016, last trading day before vesting date of December 31, 2016 for 1,360 shares

Pension Benefits

None of our named executive officers had accumulated benefits under a Company-defined benefit plan during fiscal year 2016.

Nonqualified Deferred Compensation

The Company did not have any deferred compensation plans for named executive officers in fiscal year 2016.

Employment Agreements

The Company has employment agreements with its Chairman and Chief Executive Officer and its Chief Financial Officer and Treasurer that are three year agreements that end on December 31, 2019. These agreements automatically extend for successive periods of three years at the end of each one year anniversary of the current employment term unless a non-renewal notice is given by either party at least ninety (90) days prior to the end of the term. Base salary is reviewed and may be adjusted annually. NEOs participate in our Annual Incentive Plan and Long Term Incentive Program. The agreements contain various restrictive covenants relating to the protection of confidential information and non-disclosure. Mr. Rooke’s employment agreement with the Company ceased to be in effect in connection with his appointment as the Chief Executive Officer of A.S.V., LLC, which was effective as of December 14, 2016. Mr. Litchev’s employment agreement with the company ceased to be in effect in connection with his retirement as the President-Manufacturing Operations of the Company, which was effective as of December 31, 2016.

David J. Langevin

On December 12, 2012, we entered into an employment agreement with Mr. Langevin pursuant to which his term of employment commenced on December 12, 2012 and ends on December 31, 2015. Under the agreement, Mr. Langevin’s term of employment will automatically be extended for successive periods of three years at the end of each one year anniversary of the current employment term, and therefore has been extended through December 31, 2019. Mr. Langevin’s employment agreement entitles him to an initial annual base salary of $375,000, which is subject to annual increases at the discretion of the Compensation Committee, and the insurance and retirement benefits that are generally available to our employees. In accordance with his employment agreement, Mr. Langevin is also provided with a $1,500 per month car allowance plus reimbursement for the dues of a private club membership, cellular telephone and data service costs and expenses. In addition, Mr. Langevin is eligible to receive annual cash incentives as determined by the Compensation Committee of the Board. Additionally, the employment agreement provides for an annual review by the Compensation Committee of the Board and adjustments may be made at the discretion of the Committee.

If the Company terminates Mr. Langevin without “just cause” (as defined in the employment agreement) or if the Company chooses not to renew the agreement, Mr. Langevin is entitled to a severance payment of two year’s salary plus continued health plan coverage, welfare benefits and certain other perquisites for two year and the payment of then vested or unvested Company equity incentive awards. If he is terminated for just cause or if he resigns, he is entitled to no severance payment.

If Mr. Langevin is involuntarily terminated without just cause or “good reason” (as defined in the employment agreement) within 6 months prior to and in anticipation of, or 24 months following, a change of control, he is entitled to receive severance benefits. In addition to the severance payments provided for above, the agreement provides for a payment equal to two times the average of Mr. Langevin’s bonus received in the prior three years, as well as a pro rata bonus for the fiscal year during which the change of control occurs and health plan coverage and welfare benefits until the he reaches the age of 65 or becomes eligible for Medicare.

Please see “Potential Payments upon Termination or Change of Control” for a description of the payments due Mr. Langevin upon the termination of his employment.

If Mr. Langevin is terminated without just cause or “good reason” (as defined in the employment agreement) then he will be subject to a non-competition covenant for so long as we are making post-employment payments to him in accordance with his employment agreement. In all other cases, Mr. Langevin is subject to a non-competition covenant for two years following termination of his employment. Notwithstanding the above, Mr. Langevin may not invest in a competitor, subject to certain exceptions, for two years following his employment. In addition, he is obligated to maintain the confidentiality of our proprietary information and trade secrets for the longer of a period of two years following the termination of his employment or until he is no longer receiving compensation or severance payments pursuant to his employment agreement.

Andrew M. Rooke

On December 12, 2012, we entered into an employment agreement with Mr. Rooke pursuant to which his term of employment commenced on December 12, 2012 and ends on December 31, 2015. Under the agreement, Mr. Rooke’s term of employment was to be automatically extended for successive periods of three years at the end of each one year anniversary of the current employment term. Mr. Rooke’s employment agreement with the Company ceased to be in effect in connection with his appointment as the Chief Executive Officer of A.S.V., LLC, which was effective as of December 14, 2016. Mr. Rooke’s employment agreement entitled him to an initial annual base salary of $295,000, which was subject to annual increases at the discretion of the Compensation Committee, and the insurance and retirement benefits that are generally available to our employees. In accordance with his employment agreement, Mr. Rooke was also provided with a $1,000 per month car allowance plus reimbursement for the dues of a private club membership, cellular telephone and data service costs and expenses. In addition, Mr. Rooke was eligible to receive annual cash incentives as determined by the Compensation Committee of the Board. Additionally, the employment agreement provided for an annual review by the Compensation Committee of the Board and adjustments may be made at the discretion of the Committee.

Lubomir T. Litchev

On December 12, 2012, we entered into an employment agreement with Mr. Litchev pursuant to which his term of employment commenced on December 12, 2012 and ends on December 31, 2015. Under the agreement, Mr. Litchev’s term of employment was to be automatically be extended for successive periods of three years at the end of each one year anniversary of the current employment term. Mr. Litchev’s employment agreement with the company ceased to be in effect in connection with his retirement as the President-Manufacturing Operations of the Company, which was effective as of December 31, 2016. Mr. Litchev’s employment agreement entitled him to an initial annual base salary of $280,000, which was subject to annual increases at the discretion of the Compensation Committee, and the insurance and retirement benefits that are generally available to our employees. In accordance with his employment agreement, Mr. Litchev was also provided with a $1,000 per month car allowance, cellular telephone and data service costs and expenses. In addition, Mr. Litchev was eligible to receive annual cash incentives as determined by the Compensation Committee of the Board. Additionally, the employment agreement provided for an annual review by the Compensation Committee of the Board and adjustments may be made at the discretion of the Committee.

David H. Gransee

On December 12, 2012, we entered into an employment agreement with Mr. Gransee pursuant to which his term of employment commenced on December 12, 2012 and ends on December 31, 2015. Under the agreement, Mr. Gransee’s term of employment will automatically be extended for successive periods of three years at the end of each one year anniversary of the current employment term, and therefore has been extended through December 31, 2019. Mr. Gransee’s employment agreement entitles him to an initial annual base salary of $214,000, which is subject to annual increases at the discretion of the Compensation Committee, and the insurance and retirement benefits that are generally available to our employees. In accordance with his employment agreement, Mr. Gransee is also provided with a $750 per month car allowance, cellular telephone and data service costs and expenses. In addition, Mr. Gransee is eligible to receive annual cash incentives as determined by the Compensation Committee of the Board. Additionally, the employment agreement provides for an annual review by the Compensation Committee of the Board and adjustments may be made at the discretion of the Committee.

If the Company terminates Mr. Gransee without “just cause” (as defined in the employment agreement) or if the Company chooses not to renew the agreement, Mr. Gransee is entitled to a severance payment of two year’s salary plus continued health plan coverage, welfare benefits and certain other perquisites for two year and the payment of then vested or unvested Company equity incentive awards. If he is terminated for just cause or if he resigns, he is entitled to no severance payment.

If Mr. Gransee is involuntarily terminated without just cause or “good reason” (as defined in the employment agreement) within 6 months prior to and in anticipation of, or 24 months following, a change of control, he is entitled to receive severance benefits. In addition to the severance payments provided for above, the agreement provides for a payment equal to two times the average of Mr. Gransee’s bonus received in the prior three years, as well as a pro rata bonus for the fiscal year during which the change of control occurs and health plan coverage and welfare benefits until the he reaches the age of 65 or becomes eligible for Medicare.

Please see “Potential Payments upon Termination or Change of Control” for a description of the payments due Mr. Gransee upon the termination of his employment.

If Mr. Gransee is terminated without just cause or “good reason” (as defined in the employment agreement) then he will be subject to a non-competition covenant for so long as we are making post-employment payments to him in accordance with his employment agreement. In all other cases, Mr. Gransee is subject to a non-competition covenant for two years following termination of his employment. Notwithstanding the above, Mr. Gransee may not invest in a competitor, subject to certain exceptions, for two years following his employment. In addition, he is obligated to maintain the confidentiality of our proprietary information and trade secrets for the longer of a period of two years following the termination of his employment or until he is no longer receiving compensation or severance payments.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The employment agreements with our named executive officers provide for payments to such executive officers upon voluntary termination, involuntary termination without just cause; non-renewal by us of a named executive officer’s employment agreement, just cause termination, termination following a change in control, and in the event of permanent disability of the executive. Under the named executive officers employment agreement, severance payments in connection with a change in control are, however, subject to a “double trigger,” meaning that both a change of control and a termination are required.

Such amounts payable to each executive officer are described below assuming that each event triggering payment occurred on December 31, 2016.

The following assumptions were made in estimating the payments set forth below: (1) termination payment of accrued unpaid base salary is calculated assuming a full pay period (this payment may be less, depending upon where the termination date falls within the pay period); (2) the value of post-termination health, dental and life insurance is estimated to be $1,500 per month; and (3) accrued and unused vacation is assumed to be the annual maximum of four weeks. The price of our common stock upon which certain of the calculations below are made was the closing price on the NASDAQ stock market ($6.86 per share) on that date.

The employment agreements for our named executive officers define “change of control” as:

(1)	the sale or other transfer of more than 50% of the ownership interests of the Company to one or more non-affiliated corporations, persons or other entities;

(2)

the merger or consolidation of the Company with another non-affiliated corporation, person or entity such that the stockholders of the Company, immediately preceding the merger or consolidation own less than 50% of the person or other entity surviving the merger or consolidation;

(3)	the failure of the Company to assign such employment agreement to a successor;

(4)

a majority of the members of the Board of Directors of the Company on the date of the employment agreement (each a “Current Director”) cease to be members of the Board of Directors of the Company, provided that any director recommended by a majority of the Current Directors as a successor of a Current Director shall be deemed to be a Current Director; and

(5)	the sale, merger or other transfer of all or substantially all of the Company’s consolidated assets to one or more non-affiliated corporations, persons or other entities.

The employment agreements for our named executive officers define “just cause” as:

(1)	employee’s admission of, or conviction, of any act of fraud, embezzlement or theft against the Company or any of its subsidiaries;

(2)	employee’s plea of guilty or of no contest with respect to, admission of, or conviction for, a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misappropriation;

(3)	employee’s violation of the confidentiality, ownership of inventions, and non-competition provisions set forth in the employment agreement;

(4)	employee’s misappropriation of the Company’s or any of its subsidiaries’ funds or a corporate opportunity by employee;

(5)

employee’s negligence, willful or reckless conduct that has brought or is reasonably likely to bring the Company or any of its subsidiaries into public disgrace or disrepute or which has had or is reasonably likely to have a materially adverse effect on the Company’s business;

(6)	any violation by employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries;

(7)	alcohol or substance abuse by employee that interferes with the performance of employee’s duties; or

(8)	any other material breach by employee of his employment agreement;

provided that the reasons described in clauses (3), (6), (7) and (8) are subject to giving the employee notice and an opportunity to correct such behavior.

David J. Langevin

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination without Just Cause or Non-Renewal of Employment Agreement by the Company	Just Cause Termination	A Qualified Involuntary Termination With a Change in Control	Permanent Disability
Compensation:
Continuation of Base Salary	—	$867,672	—	$867,672	$433,836
Termination Payment of Accrued Unpaid Base Salary	$18,076	$18,076	$18,076	$18,076	$18,076
Payment of Unpaid Board-Approved Bonus Earned on or before the Date of Termination	—	—	—	—	—
Payment of Twice the Average of the Past Three Year Bonuses	—	—	—	$267,800	—
Payment of Vested and Unvested Incentive Awards	—	$260,886	—	$260,886	$260,886

Benefits:
Post-Termination Payment of Whole Life Insurance Premiums	—	$52,174	—	$52,174	$26,087
Post-Termination Health, Dental & Life Insurance	—	$36,000	—	—	$18,000
Private Club Dues Reimbursement	—	$24,000	—	$24,000	$12,000
Termination Payment of Accrued Unpaid Car Allowance	$1,500	$1,500	$1,500	$1,500	$1,500
Accrued Unused Vacation	$33,372	$33,372	$33,372	$33,372	$33,372

Total:	$52,948	$1,293,680	$52,948	$1,525,480	$803,757

David H. Gransee

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination without Just Cause or Non-Renewal of Employment Agreement by the Company	Just Cause Termination	A Qualified Involuntary Termination With a Change in Control	Permanent Disability
Compensation:
Continuation of Base Salary	—	$485,982	—	$485,982	$242,991
Termination Payment of Accrued Unpaid Base Salary	$10,125	$10,125	$10,125	$10,125	$10,125
Payment of Unpaid Board-Approved Bonus Earned on or before the Date of Termination	—	—	—	—	—
Payment of Twice the Average of the Past Three Year Bonuses	—	—	—	$76,418	—
Payment of Vested and Unvested Incentive Awards	—	$130,477	—	$130,477	$130,477

Benefits:
Post-Termination Payment of Whole Life Insurance Premiums	—	$31,304	—	$31,304	$15,652
Post-Termination Health, Dental & Life Insurance	—	$36,000	—	—	$18,000
Termination Payment of Accrued Unpaid Car Allowance	$750	$750	$750	$750	$750
Accrued Unused Vacation	$18,692	$18,692	$18,692	$18,692	$18,692

Total:	$29,567	$713,330	$29,567	$753,748	$436,687

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us and/or written representations that no Form 5 filings were required, we believe that during the period from January 1, 2016 through December 31, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except that one report for Mr. Gransee to report certain surrenders of shares of common stock to pay taxes upon vesting of shares of restricted stock on Each of December 31, 2016, January 1, 2017 and January 4, 2017 was filed on January 20, 2017.

Code of Ethics

We have adopted a code of ethics applicable to our principal executive officer and principal financial and accounting officer, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002, the rules of the SEC promulgated thereunder, and the NASDAQ rules. The code of ethics also applies to all of our employees as well as our Board of Directors. In the event that any changes are made or any waivers from the provisions of the code of ethics are made, these events would be disclosed on our website or in a report on Form 8-K within four business days of such event. The code of ethics is posted on our website at www.manitexinternational.com.

Copies of the code of ethics will be provided free of charge upon written request directed to Investor Relations, Manitex International, Inc., 9725 Industrial Drive, Bridgeview, Illinois 60455.

Transactions with Related Persons

Discussed below are certain direct and indirect relationships and transactions involving our company and certain of our Directors, executive officers, nominees for Director, beneficial owners of more than five percent of our Common Stock and members of the immediate families of the foregoing. We believe that the terms of the following transactions are comparable to terms that would have been reached by unrelated parties in arms-length transactions.

Bridgeview Lease

Beginning June 1, 2010, we lease our 40,000 sq. ft. Bridgeview facility from an entity controlled by Mr. Langevin, the Company’s Chairman and CEO, and the beneficial owner of more than 5% of our outstanding Common Stock. The lease will expire on June 30, 2020 and has a provision for six one year extension periods. Pursuant to the terms of the lease, we made monthly lease payments of approximately $22,000. The Company is also responsible for all the associated operating expenses, including insurance, property taxes, and repairs. The lease contains a rental escalation clause under which annual rent is increased during the initial lease term by the lesser of the increase in the Consumer Price Increase or 2.0%. Rent for any extension period shall however, be the then-market rate for similar industrial buildings within the market area. The dollar value of Mr. Langevin’s interest in the lease transaction was approximately $259,000, $256,000 and $256,000 in 2016, 2015, and 2014, respectively. We have assumed for the purpose of calculating Mr. Langevin’s interest in the lease transaction, that he and his affiliates own 100% of the equity interests of the entity that is a party to such transaction.

The Company has the option, to purchase the building by giving the landlord written notice at any time prior to the date that is 180 days prior to the expiration of the lease or any extension period. The landlord can require the Company to purchase the building if a change of Control Event, as defined in the agreement, occurs by giving written notice to the Company at any time prior to the date that is 180 days prior to the expiration of the lease or any extension period. The purchase price regardless whether the purchase is initiated by the Company or the landlord will be the Fair Market Value as of the closing date of said sale.

Transactions with BGI USA, Inc.

The Company, through its subsidiaries, purchases certain items from and sells certain items to BGI USA, Inc. (“BGI”), including its subsidiary, SL Industries, Ltd (“SL”). BGI is a distributor of assembly parts used to manufacture various lifting equipment. SL is a Bulgarian subsidiary of BGI that manufactures fabricated and welded components used to manufacture various lifting equipment. Mr. Litchev, BGI’s majority stockholder, was appointed to be the Company’s President of Manufacturing Operations on March 21, 2012, and in connection therewith became an Executive Officer of the Company. On December 31, 2016, Mr. Litchev retired and ceased being an Executive Officer of the Company. While Mr. Litchev was an employee of the Company, but prior to his appointment as an Executive Officer, as a matter of good corporate governance, transactions between the Company and BGI were subject to the review and approval process described below.

See Note 22 to our consolidated financial statements in our Annual Report on Form 10-K filed on March 10, 2017 for additional details.

On December 16, 2014, the Company, BGI, Movedesign SRL and R & S Advisory S.r.l., entered into an operating agreement (the “Operating Agreement”) for Lift Ventures LLC (“Lift Ventures”), a joint venture entity. The purposes for which Lift Ventures was organized are the manufacturing and selling of certain products and components, including the Schaeff line of electric forklifts and certain LiftKing products. Pursuant to the Operating Agreement, the Company was granted a 25% equity stake in the Lift Ventures in exchange for the contribution of certain inventory and a license of certain intellectual property related to the Company’s products. See Notes 19 and 22 to our consolidated financial statements in our Annual Report on Form 10-K filed on March 10, 2017 for additional details.

Transactions with Terex Corporation and ASV

Terex Corporation (“Terex”) owns 1,138,581 common shares of the Company or approximately 6.88% of the Company’s outstanding shares as of April 1, 2016.

Additionally the Company has issued a subordinated convertible debenture with a $7,500,000 face amount payable to Terex. The convertible debenture, is subordinated, carries a 5% per annum coupon, and is convertible into Company common stock at a conversion price of $13.65 per share or a total of 549,451 shares, subject to customary adjustment provisions. The debenture has a December 19, 2020 maturity date. See Note 13 to our consolidated financial statements in our Annual Report on Form 10-K filed on March 10, 2017 for additional details.

On December 19, 2014, the Company closed on the Stock Purchase Agreement entered into between the Company and on October 29, 2014, pursuant to which the Company purchased 51% of the issued and outstanding shares of A.S.V., Inc. (“ASV”). a Grand Rapids, Minnesota-based manufacturer of a broad line of technology leading compact rubber tracked and skid steer loaders and accessories that had been a wholly owned subsidiary of Terex since 2008. See Note 19 to our consolidated financial statements in our Annual Report on Form 10-K filed on March 10, 2017 for additional details

Transactions between the Company and Terex are subject to the review and approval process described below. See Note 22 to our consolidated financial statements in our Annual Report on Form 10-K filed on March 10, 2017 for additional details.

Cross Marketing Agreement

Effective December 19, 2014, ASV entered into a Distribution and Cross Marketing Agreement with Terex (the “Cross Marketing Agreement”) that sets forth the terms under which ASV will manufacture and sell ASV products and certain services Terex will provide in assisting in the sales and marketing of ASV products and the costs to be paid by ASV in exchange for such services. The agreement defines dealers and territories and customers that Terex shall have the exclusive right on behalf of ASV to market and sell Terex branded ASV products. The agreement defines the compensation to Terex for its machine sales selling expense and part sales selling expense and general and administrative costs associated with such sales. In addition, for the provision of marketing services, ASV shall pay an annual fee of $250,000, subject to annual escalation of 3% plus 0.2% of net incremental sales. Unless terminated, the term of the agreement is five years, and the parties may agree to renew for additional one year terms. ASV expensed $1,648,000 for marketing services for the period from January 1, 2016 through December 31, 2016.

Services Agreement

Effective December 19, 2014, ASV entered into a Services Agreement with Terex (the “Services Agreement”) that sets forth the terms under which ASV will provide certain services to Terex and its affiliates and Terex will retain access to certain services provided by the Company and the compensation related thereto. The scope of the agreement covers amongst other items, temporary transition services arising from the transfer of majority ownership to the Company, third party logistics services for parts fulfilment, warranty and field service and Information Technology services for both transitional and ongoing services. Unless terminated, the term of the agreement is specific to each service provided, and the parties may agree to renew for additional one year terms. ASV expensed $1,418,000 for services provided for the period from January 1, 2016 through December 31, 2016.

Winddown Agreement

We, ASV and Terex have entered into a Winddown Agreement (the “Winddown Agreement”). Under the Winddown Agreement, Terex will continue to provide certain services to ASV under the Cross Marketing Agreement and the Services Agreement, including parts sales, shipment and purchases and parts planning, customer parts phone support, and administrative services including IT support and accounting input information for parts cost and pricing. The Winddown Agreement provides that these services will be performed in accordance with the applicable terms of the Cross Marketing Agreement and the Services Agreement, as applicable, and that ASV will pay Terex for these services in accordance with the schedule of fees in those agreements. Pursuant to the Winddown Agreement, these services will continue on a transitional basis. The Winddown Agreement does not immediately terminate the Cross Marketing Agreement or the Services Agreement, each of which will remain in effect until terminated in accordance with the Winddown Agreement.

Approval Process

Transactions involving related persons are approved, or ratified if pre-approval is not feasible, by our Audit Committee, which approves or ratifies the transaction only if our Audit Committee determines that it is in the best interests of our stockholders. In considering the transaction, our Audit Committee considers all relevant factors, including, as applicable (i) the business rationale for entering into the transaction; (ii) available alternatives to the transaction; (iii) whether the transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar circumstances; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction. Our Audit Committee also periodically monitors ongoing transactions involving related persons to ensure that there are no changed circumstances that would render it advisable to amend or terminate the transaction.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Ronald M. Clark, Robert S. Gigliotti, Mr. Frederick B. Knox, and Stephen J. Tober, none of whom are employees or current or former officers of our Company, or had any relationship with our Company required to be disclosed under “Transactions with Related Persons.”

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no compensation, as such, for their service as members of the Board. In calendar year 2016, pursuant to the Non-Employee Director Plan, Directors who were not employees of the Company received $10,000 per quarter. All Directors are reimbursed for expenses incurred in connection with attendance at meetings. In addition, non-employee Directors are eligible to participate in the Company’s Second Amended and Restated 2004 Equity Incentive Plan.

The following table sets forth information regarding the compensation received by each of our non-employee Directors during the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mr. Ronald M. Clark	$40.000	$75,546	—	—	—	—		$115,546
Robert S. Gigliotti	$40,000	$75,546	—	—	—	—		$115,546
Frederick B. Knox	$40,000	$75,546	—	—	—	—		$115,546
Marvin B. Rosenberg	$40,000	$75,546	—	—	—	$90,000	(1)	$205,546
Stephen J. Tober	$40,000	$75,546	—	—	—	—		$115,546

(1)	Represents consulting fees paid to Mr. Rosenberg for services provided to the Company.
(2)

Under this award 1.535 shares, 1,535 shares and 1,580 shares vest on December 14, 2017, 2018 and 2019, respectively. The fair value on grant date is based on the closing price of $5.60 per share of the Company’s common stock on December 14, 2016, the date of grant.

(3)

Under this award 1,360 shares, 1,320 shares and 1,320 shares vest on September 15, 2016, 2017 and 2018, respectively. The fair value on grant date is based on the closing price of $5.32 per share of the Company’s common stock on September 15, 2016, the date of grant.

(4)

Under this award 1,535 shares, 1,535 shares and 1,580 shares vest on January 4, 2017, 2018 and 2019, respectively. The fair value on grant date is based on the closing price of $6.07 per share of the Company’s common stock on January 4, 2016, the date of grant.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth information about outstanding equity awards held on December 31, 2016 by the Company’s Directors:

Name	Number of Unvested Restricted Stock Units
Mr. Ronald M. Clark	13,682
Robert S. Gigliotti	13,682
Frederick B. Knox	13,682
Marvin B. Rosenberg	13,682
Stephen J. Tober	13,682

Meetings of Non-Employee Directors

The non-employee directors of the Board typically meet in executive session without management present either prior to or immediately following each scheduled Board Meeting, and as otherwise needed. When the non-employee directors of the Board or respective committees meet in executive session without management, a temporary chair is selected from among the directors to preside at the executive session.

Delivery of Proxy Materials to Households

Pursuant to SEC rules, services that deliver the Company’s communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company’s annual report to stockholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to stockholders and this proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Such written or oral requests should be made to David Gransee at 9725 Industrial Drive, Bridgeview, Illinois 60455, or (708) 237-2078. Stockholders sharing the same address who wish to receive separate copies or only a single copy of the Company’s annual reports to stockholders and proxy statements in the future should contact David Gransee at 9725 Industrial Drive, Bridgeview, Illinois 60455.

Communication with the Board of Directors

Correspondence for any member of our Board of Directors may be sent to such Director’s attention: c/o Corporate Secretary, Manitex International, Inc., 9725 Industrial Drive, Bridgeview, Illinois 60455. Any written communication will be forwarded to the Board for its consideration.

AUDIT COMMITTEE

The Board of Directors has adopted a written charter for the Audit Committee. The four members of the Audit Committee are “independent directors” as that term is defined in NASDAQ Rule 5605(a)(2), NASDAQ Rule 5605(c)(2)(A), and Rule 10A-3 as promulgated under the Securities Exchange Act of 1934, as amended.

Principal Accounting Firm Fees. The aggregate amount of fees billed for professional services by UHY LLP (“UHY”) for the fiscal years ended December 31, 2016 and December 31, 2015, are as follows:

	2016	2015
Audit Fees	$766,514	$1,002,800
Audit-Related Fees	122,900	46,403

Total Audit and Audit-Related Fees	$889,414	$1,049,203

Audit Fees. These fees are for professional services rendered in connection with the integrated audit of our annual financial statements for the fiscal year ended December 31, 2016, and 2015. Audit fees also includes fees related to the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2016 and 2015.

Audit-Related Fees. These fees are fees billed in the fiscal year for assurance and related services in connection with the performance of the audit or review of our financial statements but are not “Audit Fees”.

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy which requires the Audit Committee’s pre-approval of audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

All engagements for audit, non-audit and tax services rendered by UHY and Advisors for fiscal year 2016 and 2015 were pre-approved in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Audit Committee Report

The Audit Committee report set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Audit Committee Report. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements. The Audit Committee has discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by PCAOB Auditing Standard No. 16. In addition, the Audit Committee has received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm’s communications with the Audit Committee concerning independence and has discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the Independent Registered Public Accounting Firm’s provision of other non-audit services to the Company is compatible with the auditor’s independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or fairness of the audited financial statements.

Sincerely,

RONALD M. CLARK

ROBERT S. GIGLIOTTI

FREDERICK B. KNOX

STEPHEN J. TOBER

PROPOSAL 2:	RATIFICATION OF THE APPOINTMENT OF UHY LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017

The Board of Directors, upon recommendation of the Audit Committee, has appointed UHY LLP as Independent Registered Public Accounting Firm, to audit our consolidated financial statements for the year ending December 31, 2017, and to perform other appropriate services as directed by our management and Board of Directors.

A proposal will be presented at the meeting to ratify the appointment of UHY LLP as our Independent Registered Public Accounting Firm. It is not expected that a representative of UHY LLP will be present at the Annual Meeting. Stockholder ratification of the appointment of UHY LLP as our Independent Registered Public Accounting Firm is not required by our bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of UHY LLP to the Stockholders for ratification as a matter of good corporate practice. If the Stockholders fail to ratify this appointment, other independent registered public accounting firms will be considered by the Board of Directors upon recommendation of the Audit Committee.

Even if the appointment is ratified, the Board of Directors at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our Stockholders.

Vote Required

The ratification of UHY LLP as our independent registered public accounting firm will require the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock present or represented at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF UHY LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3:	ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

This proposal provides our stockholders with the opportunity to cast an advisory vote on the Company’s executive compensation program (commonly known as “say-on-pay”), as required by Section 14A of the Securities Exchange Act of 1934.

As discussed in the Compensation Discussion and Analysis beginning on page 11, our executive compensation program is designed to attract and retain key executives who are critical to the Company’s future success and creation of stockholders value. The Company believes that both short-term and long-term incentive compensation opportunities provided to the executive officers are directly aligned with our performance, and that the Company’s compensation program is structured to ensure that a significant portion of executives’ compensation opportunities is directly related achievement of financial and operational goals and other factors that impact stockholder value.

The Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation beginning on page 24, and to cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers, including the compensation philosophy, practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, any narrative compensation disclosures contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of the stockholders, and will take into account the outcome of this vote in considering future compensation decisions. The Board has adopted a policy of providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at the Company’s 2018 Annual Meeting.

ADDITIONAL INFORMATION

Other Matters to Come Before the Meeting

Our Board of Directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

Annual Report

The Annual Report to Stockholders covering the Company’s fiscal year ended December 31, 2016 is being mailed to Stockholders with this Proxy Statement. The Company’s annual report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 2016, including the financial statements, schedules, and exhibits thereto, which the Company has filed with the SEC will be made available to beneficial owners of the Company’s securities without charge upon request by contacting David H. Gransee, 9725 Industrial Drive, Bridgeview, Illinois 60455.

Stockholder Proposals

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2018 Annual Meeting of Stockholders must submit the written proposal to the Company no later than December 29, 2017 addressed to the Corporate Secretary at the address set forth on the first page of this proxy statement. Stockholders who intend to present a proposal at the 2018 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than March 9, 2018. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Request to Return Proxies Promptly

A Proxy is enclosed for your use. Please mark, date, sign and return the Proxy at your earliest convenience or vote through the telephone or Internet procedures set forth on the Proxy. The Proxy requires no postage if mailed in the United States in the postage-paid envelope provided. A prompt return of your Proxy will be appreciated.

By Order of the Board of Directors,

/S/ DAVID H. GRANSEE
Bridgeview, Illinois

April 21, 2017

MANITEX INTERNATIONAL, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR
the following:
1.	Election of Directors	☐	☐	☐
Nominees
01 Ronald M. Clark 02 Robert S. Gigliotti 03 Frederick B. Knox 04 David J. Langevin 05 Marvin B. Rosenberg
06 Stephen J. Tober
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2.	Ratification of the appointment of UHY LLP as the Company’s independent registered public accounting firm for fiscal 2017.						☐	☐	☐
3.	Advisory vote to approve the compensation of the Company’s named executive officers.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

MANITEX INTERNATIONAL, INC.

Annual Meeting of Stockholders

June 1, 2017 11:00 AM (Central Daylight Time)

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David J. Langevin and Michael Schneider, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MANITEX INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM (Central Daylight Time) on Thursday, June 1, 2017, at our offices located at 9725 Industrial Drive, Bridgeview, Illinois 60455, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters properly come before the meeting, the shares represented by this proxy will be voted in accordance with the discretion of the persons designated as proxies.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side